UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934

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Filed by a Party other than the Registrant ☐

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☐	Preliminary Proxy Statement
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☒	Definitive Proxy Statement
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☐	Soliciting Material Pursuant to §240.14a-12

ONEWATER MARINE INC.
(Name of Registrant as Specified In Its Charter)

N/A
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held on February 23, 2021
at 9:00 a.m. Eastern Time

Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders (the “Annual Meeting”) of OneWater Marine Inc., a Delaware corporation (the “Company”).  Due to the public health impact of the coronavirus pandemic (COVID-19), the protocols and guidelines that federal, state and local governments have imposed or recommended, and to support the health and well-being of our stockholders, employees and their families, this year’s Annual Meeting will be held in a virtual-meeting format only via live webcast on February 23, 2021, at 9:00 a.m. Eastern Time  You may attend the Annual Meeting virtually via the Internet by accessing www.virtualshareholdermeeting.com/ONEW2021, where you will find instructions on how to register, vote electronically and submit questions.  For additional instructions on how to attend the Annual Meeting, please review the accompanying proxy statement.  Only stockholders who held stock at the close of business on the record date, January 4, 2021, may vote at the Annual Meeting, including any adjournment or postponement thereof.

At the Annual Meeting, you will be asked to consider and vote upon:

(1)
the election of three Class I directors, P. Austin Singleton, Mitchell W. Legler and John F. Schraudenbach, to serve as Class I directors until the 2024 annual meeting of stockholders and until their successors are duly elected and qualified, subject to their earlier resignation, removal or death;

(2)	the approval of the OneWater Marine Inc. 2021 Employee Stock Purchase Plan (the “ESPP”);

(3)	the ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm for the fiscal year ending September 30, 2021; and

(4)	the transaction of such other business as may properly come before the meeting or at any and all adjournments or postponements thereof.

The accompanying proxy statement more fully describes the details of the business to be conducted at the Annual Meeting.  Proposal 1 relates solely to the election of the three Class I directors nominated by the Board of Directors and does not include any other matters relating to the election of directors, including, without limitation, the election of directors nominated by any stockholder of the Company.  After careful consideration, our Board of Directors has unanimously approved the proposals and recommends that you vote FOR the three Class I director nominees, FOR the approval of the ESPP, and FOR the ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm for the fiscal year ending September 30, 2021.  In accordance with Delaware law, a list of stockholders entitled to vote at the meeting will be accessible by appointment for ten days prior to the meeting by contacting our Investor Relations department at IR@OneWaterMarine.com. The list of stockholders of record will also be available for review during the Annual Meeting by following the instructions on the meeting website.

We are pleased to take advantage of Securities and Exchange Commission (“SEC”) rules that allow us to provide our notice of annual meeting, proxy statement and 2020 annual report to stockholders online, with paper copies available free of charge upon request.  On or about January 13, 2021, we began mailing a Notice of Internet Availability of Proxy Materials (the “Notice of Internet Availability”), instead of a paper copy of our proxy materials.  The Notice of Internet Availability contains instructions on how to access these documents and how to cast your vote via the Internet.  The Notice of Internet Availability also contains instructions on how to request a paper copy of our proxy materials.  All stockholders who have so requested will receive a paper copy of the proxy materials by mail.  We believe that this process allows us to provide our stockholders with the information they need on a more timely basis, while lowering the costs of printing and distributing our proxy materials. This proxy statement and accompanying form of proxy are dated January 13, 2021 and are expected to be first made available to stockholders on or about January 13, 2021.

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Your vote is important.  Whether or not you are able to attend the Annual Meeting, it is important that your shares be represented.  To ensure your vote is recorded promptly, please vote as soon as possible, even if you plan to attend the Annual Meeting, by submitting your proxy via the telephone at 1 (800) 690-6903 or via the Internet at www.virtualshareholdermeeting.com/ONEW2021 or by completing, signing and dating the proxy card and returning it in the postage-prepaid envelope, if you have requested that a paper copy be mailed to you.

We look forward to speaking with you at the Annual Meeting.

Sincerely,

P. Austin Singleton, Jr.
Chief Executive Officer
January 13, 2021

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON FEBRUARY 23, 2021

Our notice of annual meeting, proxy statement, form of proxy card or voting instruction form and 2020 annual report to stockholders are available on the internet at www.proxyvote.com.

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ONEWATER MARINE INC.
6275 Lanier Islands Parkway
Buford, Georgia 30518

PROXY STATEMENT FOR
2021 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON FEBRUARY 23, 2020
at 9:00 a.m. Eastern Time

via Live Webcast by Accessing
www.virtualshareholdermeeting.com/ONEW2021

QUESTIONS AND ANSWERS ABOUT THE PROXY STATEMENT AND THE ANNUAL MEETING

1. What are proxy materials?

The proxy materials are furnished in connection with the solicitation of proxies by the Board of Directors (the “Board” or “Board of Directors”) of OneWater Marine Inc. (“OneWater,” the “Company,” “we” or “us”) for use at the Company’s 2021 Annual Meeting of Stockholders (the “Annual Meeting”), to be held via live webcast on February 23, 2021, at 9:00 a.m. Eastern Time by accessing www.virtualshareholdermeeting.com/ONEW2021.  The proxy materials include the notice of annual meeting of stockholders, this proxy statement for the Annual Meeting, a 2020 annual report to stockholders and the proxy card or, for shares held in street name (held for your account by a broker or other nominee), a voting instruction form, for the Annual Meeting.  As a stockholder, you are invited to attend the Annual Meeting and are requested to vote on the items of business described in this proxy statement.  This proxy statement includes information that we are required to provide to you under Securities and Exchange Commission (the “SEC”), rules and is designed to assist you in voting your shares.

Pursuant to the “notice and access” rules adopted by the SEC, we have elected to provide access to our proxy materials to our stockholders via the Internet.  Accordingly, on or about January 13, 2021, we began mailing a Notice of Internet Availability to stockholders entitled to vote at the Annual Meeting containing instructions on how to access the proxy materials and how to vote online.  Please follow the instructions on the Notice of Internet Availability for requesting paper or e-mail copies of our proxy materials.  In addition, stockholders of record may request to receive proxy materials in printed form by mail or electronically by e-mail on an ongoing basis for future stockholder meetings.  We believe electronic delivery will expedite the receipt of the materials and will help lower the costs of our proxy materials.  Please note that, while our proxy materials are available at the website referenced in the Notice of Internet Availability and on our website, no other information contained on either website is incorporated by reference into or considered to be a part of this document.

2. Who is entitled to vote at the Annual Meeting?

Only holders of record of our Class A common stock, par value $0.01 per share (“Class A common stock”) and Class B common stock, par value $0.01 per share (“Class B common stock” and together with Class A common stock, our “common stock”), at the close of business on January 4, 2021 (the “Record Date”), are entitled to notice of and to vote at the Annual Meeting.  Each share of common stock is entitled to one vote on all matters to be voted upon at the Annual Meeting.  On the Record Date, 10,867,291 shares of Class A common stock were issued and outstanding (constituting 10,867,291 votes), and 4,108,007 shares of Class B common stock were issued and outstanding (constituting 4,108,007 votes).  Holders of shares of Class A common stock and Class B common stock will vote together as a single class on all matters submitted to a vote of stockholders at the Annual Meeting.  Holders of common stock do not have the right to cumulative voting in the election of directors.  Shares of common stock that are present virtually during the Annual Meeting constitute shares of common stock represented “in person.”

The presence, in person or by proxy, of the holders of a majority of the outstanding shares of common stock on the Record Date (constituting 7,487,650 votes) will constitute a quorum for the transaction of business at the Annual Meeting and any postponement or adjournment thereof, though the Board may fix a new record date for purposes of a postponed or adjourned meeting.  Abstentions and broker non-votes, each discussed below, will be counted for the purpose of determining the presence or absence of a quorum.

You are a stockholder of record if your shares of our common stock are registered directly in your own name with our transfer agent, Broadridge Corporate Issuer Solutions, Inc. (“Broadridge”).  You are a beneficial owner of shares of our common stock if a brokerage firm, bank or other agent, called a “nominee,” holds your stock.  This is often called ownership in “street name” because your name does not appear in the records of Broadridge.  If you are a stockholder of record, you have the right to grant your proxy directly to the individuals listed on the proxy card or to vote in person at the Annual Meeting.  If you hold any shares in street name, you have the right to direct your nominee how to vote your shares.  Beneficial owners are also invited to attend the Annual Meeting.  If you hold any shares of common stock in street name, you should receive a voting instruction form from your nominee.

3. How do you vote your shares?

If you are a stockholder of record, there are four ways to vote:

●
Virtually During the Meeting.  You may vote online during the virtual meeting through www.virtualshareholdermeeting.com/ONEW2021.  To be admitted to the Annual Meeting and vote your shares, you must go to www.virtualshareholdermeeting.com/ONEW2021 on the day of the Annual Meeting and provide the control number located on the Notice of Internet Availability or proxy card.

●
Via the Internet.  You may vote by proxy via the Internet at www.proxyvote.com by following the instructions provided on the Notice of Internet Availability or proxy card.  You must have the control number that is on the Notice of Internet Availability or proxy card when voting.

●
By Telephone.  If you live in the United States or Canada, you may vote by proxy via the telephone by calling 1 (800) 690-6903.  You must have the control number that is on the Notice of Internet Availability or proxy card when voting.

●	By Mail. You may vote by completing, dating and signing the proxy card and returning it in the postage-prepaid envelope provided.

If you are a beneficial owner of shares held in street name, there are four ways to provide voting instructions:

●
Virtually During the Meeting.  You should follow the instructions provided by your nominee in order to vote during the virtual meeting at www.virtualshareholdermeeting.com/ONEW2021.  To be admitted to the Annual Meeting and vote your shares, you must obtain a legal proxy from your nominee giving you the legal right to vote the shares.

●	Via the Internet. You may provide voting instructions via the Internet by following the instructions provided on the Notice of Internet Availability or your voting instruction form.

●	By Telephone. If it is allowed by your nominee, you may provide voting instructions via the telephone by calling the toll-free number found on your voting instruction form.

●	By Mail. You may provide voting instructions by filling out the voting instruction form and returning it in the postage-prepaid envelope provided.

4. What if you receive more than one proxy card or voting instruction form?

This means that you may have more than one account at Broadridge, with a nominee, or both.  Please vote all proxy cards and voting instruction forms that you receive so that all the shares that you own will be represented at the Annual Meeting.

5. How may you revoke your proxy or voting instructions?

If you are a stockholder of record, you may revoke or amend your proxy at any time before it is voted at the Annual Meeting by writing to us directly “revoking” your earlier proxy, submitting a new proxy with a later date by mail, by telephone or via the internet or by attending the Annual Meeting and voting in person.  Your last dated proxy timely received prior to the Annual Meeting, or vote cast at the Annual Meeting, will be counted.  If you hold your shares in street name, you must follow the instructions on your voting instruction form to revoke or amend any prior voting instructions.

6. What is discretionary authority?

If you are a stockholder of record and you properly submit your proxy without making any specific selections, your shares will be voted on each matter before the Annual Meeting in the manner recommended by the Board.  If other matters not included in this proxy statement properly come before the Annual Meeting, the persons named on the proxy card, or otherwise designated, will have the authority to vote on those matters for you in their discretion.  At this time, we are not aware of any matters that will come before the Annual Meeting other than those disclosed in this proxy statement.  If you are a beneficial owner of shares held in street name, please see the discussion below regarding broker non-votes and the rules related to voting by nominees.

7. What are abstentions, “withhold” votes and “broker non-votes”?

If you are a stockholder of record and you vote “abstain” on the resolution to approve the ESPP or approve the ratification of the appointment of the independent registered public accounting firm, your shares will not be voted on that matter but will be counted as present in person or by proxy and entitled to vote.  Abstentions have the same effect as a vote “against” the resolution to approve the ESPP or to approve the ratification of the appointment of the independent registered public accounting firm.  If you are a stockholder of record and you vote “withhold” in the election of a director, your shares will be counted as present in person or by proxy and entitled to vote, but will have no effect on the outcome, because the director nominees who receive the highest number of “for” votes are elected.  In all cases, if you are a stockholder of record, your shares will be counted for purposes of determining whether a quorum is present.  If you are a beneficial owner holding shares through a nominee, you may instruct your nominee that you wish to abstain from voting on a proposal or withhold authority to vote for one or more nominees for director, and your vote will have the same effect as described above.

If you are a beneficial owner holding shares through a nominee and you fail to instruct the nominee how your shares should be voted on a particular matter, then your broker nominee may submit a vote on your behalf on “routine” matters.  A broker nominee generally may not vote on “non-routine” matters without receiving your specific voting instructions.  This is called a “broker non-vote.” Broker non-votes are counted as present and entitled to vote for quorum purposes, but are not considered entitled to vote and have no effect on the outcome of any vote.  At the Annual Meeting, your broker nominee will not be able to submit a vote on any matter other than the ratification of the appointment of the independent registered public accounting firm, unless it receives your specific instructions.  If your nominee does not receive your specific instructions for the election of directors proposal, it will submit a broker non-vote.  The broker nominee, however, will be able to vote on the ratification of the appointment of our independent registered public accounting firm even if it does not receive your instructions, so we do not expect any broker non-votes will exist in connection with this proposal.

8. What proposals will be voted on at the Annual Meeting, and what votes are required to approve each of the proposals?

The required vote for each of the proposals expected to be acted upon at the Annual Meeting and the treatment of abstentions and broker non-votes under each proposal are described below:

Proposal No. 1 — Election of directors.  Directors are elected by a plurality of the votes cast by holders of the shares of the Company’s common stock that are present in person or represented by proxy and entitled to vote on the election of directors, with the nominees obtaining the most votes being elected.  Because there is no minimum vote required, abstentions and broker non-votes will have no effect on the outcome.

Proposal No. 2 — Approval of the ESPP. This proposal (the “Employee Stock Purchase Plan Proposal”) must be approved by the affirmative vote of the majority of the shares present in person or represented by proxy at the annual meeting and entitled to vote.  As a result, abstentions will have the same effect as a vote “against” the proposal.  Broker non-votes will not be considered entitled to vote on this proposal and will therefore have no effect on the vote outcome.

Proposal No. 3 — Ratification of appointment of independent registered public accounting firm.  This proposal must be approved by the affirmative vote of the majority of the shares present in person or represented by proxy at the annual meeting and entitled to vote.  As a result, abstentions will have the same effect as a vote “against” the proposal.  Broker non-votes will not be considered entitled to vote on this proposal and will therefore have no effect on the vote outcome.  As discussed above, we do not expect any broker non-votes with respect to this proposal.

9. How does the Board recommend you vote on the proposals?

●	“FOR” the election of each director nominee.

●	“FOR” the ESPP.

●	“FOR” the ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm for the fiscal year ending September 30, 2021.

10. What do you need to do to attend the Annual Meeting?

The 2021 Annual Meeting will be a completely virtual meeting.  There will be no physical meeting location.  The meeting will only be conducted via live webcast.  We have adopted a virtual format this year for our Annual Meeting in light of the public health impact of the coronavirus pandemic (COVID-19), the increasingly strict protocols that federal, state and local governments have imposed, and to support the health and well-being of our stockholders, employees and their families.  This virtual-meeting format uses technology designed to increase stockholder access and provide stockholders rights and opportunities to participate in the meeting similar to what they would have at an in-person meeting.

11. You share an address with another stockholder.  Why did you receive only one copy of the proxy materials, and how may you obtain an additional copy of the proxy materials?

The SEC has adopted rules that permit companies and intermediaries, such as brokers, to satisfy the delivery requirements for the proxy materials with respect to two or more stockholders sharing the same address by delivering a single set of the proxy materials addressed to those stockholders.  This process, which is commonly referred to as “householding,” is intended to provide extra convenience for stockholders and cost savings to the companies.

A number of brokers with account holders who are stockholders may be “householding” our proxy materials.  A single set of proxy materials will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders.  If you have received notice from your broker that it will be “householding” communications to your address, “householding” will continue until you are notified otherwise, or until you revoke your consent.  If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate set of materials, please notify your broker or the Company at OneWater Marine Inc., 6275 Lanier Islands Parkway, Buford, Georgia 30518 or (678) 541-6300, in each case Attention: Chief Financial Officer, and the Company will promptly deliver such additional materials to you.  Stockholders who have multiple accounts in their names or who share an address with other stockholders can request “householding” and authorize your broker to discontinue mailings of multiple annual reports and proxy statements by contacting your broker or the Company at OneWater Marine Inc., 6275 Lanier Islands Parkway, Buford, Georgia 30518 or (678) 541-6300, in each case Attention: Chief Financial Officer.

13. How will the results of voting be announced?

We expect to announce the preliminary voting results at the Annual Meeting.  The final voting results will be tallied by the inspector of elections and published in a Current Report on Form 8-K, which we are required to file with the SEC within four business days after the Annual Meeting.

14. Who pays the costs of solicitation?

The Company will pay all of the costs of soliciting proxies.  We will provide copies of our proxy materials to brokerage firms, fiduciaries and custodians for forwarding to beneficial owners who request printed copies of these materials and will reimburse these persons for their costs of forwarding these materials.  Our directors, officers and employees may also solicit proxies by telephone, facsimile or personal solicitation; however, we will not pay these individuals additional compensation for any of these services.

PROPOSAL NO. 1 – ELECTION OF DIRECTORS

Background

The amended and restated certificate of incorporation of the Company provides that the Board is to be divided into three classes as nearly equal in number as reasonably possible, with directors in each class generally serving three-year terms.  The total Board size is currently fixed at nine directors.  Currently, the Class I directors (whose terms expire at the Annual Meeting) are P. Austin Singleton, Mitchell W. Legler and John F. Schraudenbach.  The Class II directors (whose terms expire at the 2022 annual meeting) are Christopher W. Bodine, Jeffrey B. Lamkin and Bari A. Harlam.  The Class III directors (whose terms expire at the 2023 annual meeting) are Keith R. Style, John G. Troiano and Anthony Aisquith.  Accordingly, proxies cannot be voted for a greater number of persons than the number of nominees named for Class I directors at the Annual Meeting.  The Class I directors elected at the Annual Meeting will hold office until the 2024 annual meeting of stockholders and until their successors are elected and qualified, unless they resign or their seats become vacant due to removal or death.

As described below, the Board has nominated P. Austin Singleton, Mitchell W. Legler and John F. Schraudenbach for election as Class I directors at the Annual Meeting.  Messrs. Singleton, Legler and Schraudenbach have each indicated their willingness to serve if elected.  You may not vote by proxy or in person for a greater number of persons than the three director nominees.

Nomination of Directors

The nominating and governance committee of our Board identifies, evaluates and recommends to the Board potential nominees for election to the Board.  In reviewing potential nominees, the nominating and governance committee considers the qualifications of each potential nominee with the qualification standards set forth in its committee charter and in our corporate governance guidelines. Specifically, the nominating and governance committee considers, among other things, each potential nominee’s past Board and committee meeting attendance and performance; personal and professional integrity, including commitment to the Company’s core values; and relevant experiences, skills, qualifications and contributions that the nominee brings to the Board.  The Board membership criteria are set forth in our corporate governance guidelines and nominating and governance committee charter, copies of which are available under “Investors > Corporate Governance > Governance Documents” on our website at www.onewatermarine.com.  After reviewing the qualifications of potential Board candidates, the nominating and governance committee presents its recommendations to the Board, which selects the final director nominees.  Upon the recommendation of the nominating and governance committee, the Board nominated P. Austin Singleton, Mitchell W. Legler and John F. Schraudenbach for election as Class I directors.  The Company did not pay any fees to any third parties to identify or assist in identifying or evaluating nominees for the Annual Meeting.

The nominating and governance committee considers stockholder nominees using the same criteria set forth above.  Stockholders who wish to present a potential nominee to the nominating and governance committee for consideration for election at a future annual meeting of stockholders must provide the nominating and governance committee with notice of the recommendation and certain information regarding the candidate as described in our amended and restated bylaws and within the time periods set forth under the caption “Notice of Stockholder Business and Nominations.”

Pursuant to our corporate governance guidelines, the Company endeavors to have a Board consisting of directors who possess the highest personal and professional ethics, integrity and values, and who are committed to representing the long-term interests of the Company and its stockholders.  The nominating and governance committee will also consider such factors as diversity, including differences in viewpoints, background, education, gender, race or ethnicity, age and other individual qualifications and attributes.  The Company is committed to considering candidates for the Board regardless of gender, race, ethnicity and national origin.  Any search firm retained to assist the nominating and governance committee in seeking candidates for the Board will affirmatively be instructed to seek to present women and minority candidates.

Nominees and Incumbent Directors

The nominating and governance committee has recommended, and the Board has nominated, Messrs. Singleton, Legler and Schraudenbach to be elected as Class I directors at the Annual Meeting.  The following table sets forth the following information for Messrs. Singleton, Legler and Schraudenbach and the Company’s continuing directors: their respective ages as of the Record Date, the positions currently held with the Company, the year each was first elected or appointed a director of the Company, the year their current term will expire and their current class.

Nominee/Director Name	Age	Position	Director Since	Year Current Term Expires	Current Director Class
Nominees for Class I Directors:
P. Austin Singleton	47	Founder, Chief Executive Officer and Director	2020	2021	I
Mitchell W. Legler	78	Director and Chairman of the Board	2020	2021	I
John F. Schraudenbach	61	Director	2020	2021	I
Continuing Directors:
Christopher W. Bodine	65	Director	2020	2022	II
Jeffrey B. Lamkin	51	Director	2020	2022	II
Bari A. Harlam	59	Director	2020	2022	II
Anthony Aisquith	53	President, Chief Operating Officer and Director	2020	2023	III
Keith R. Style	47	Director	2020	2023	III
John G. Troiano	50	Director	2020	2023	III

Class I Directors Nominated for Election

The following three people have been nominated by the Board to be elected as Class I directors at the 2021 Annual Meeting.

P. Austin Singleton—Founder, Chief Executive Officer and Director. P. Austin Singleton has served as our Chief Executive Officer and Director since April 2019, the Chief Executive Officer of One Water Marine Holdings, LLC (“OneWater LLC”) since its formation in 2014, and the Chief Executive Officer of Singleton Marine, which later merged with Legendary Marine to form OneWater LLC, since 2006. Mr. Singleton served on the Board of Managers of OneWater LLC since its formation in 2006 until the Reorganization (as defined herein). Mr. Singleton first joined Singleton Marine in 1988, shortly after his family founded Singleton Marine in 1987. Prior to his role as the Chief Executive Officer of OneWater LLC, Mr. Singleton worked in substantially all positions within the dealership from the fuel dock, to the service department, to the sales department, to general manager. Mr. Singleton studied Business and Finance at Auburn University. Mr. Singleton was selected as a director due to his management and extensive industry experience.

Mitchell W. Legler – Mr. Legler has served on our Board of Directors since the closing of our initial public offering in February 2020 (“IPO”) and served as Chairman of the Board of Managers of OneWater LLC from 2015 until the Reorganization. Mr. Legler is a business lawyer representing clients in corporate, commercial, and real estate law, and is a majority shareholder of the law firm Kirschner & Legler, P.A. Mr. Legler was a director of IMC Mortgage Company and Stein Mart, Inc. (NASDAQ: SMRT) (“Stein Mart”), both public companies, and served as general counsel to Stein Mart until his retirement in 2019. Mr. Legler has served as Director to a number of private companies in the healthcare, software development, international transportation, automotive retail, and real estate development fields. Mr. Legler received a B.A. with honors in Political Science from the University of North Carolina and a J.D. from the University of Virginia. Our Board of Directors believes Mr. Legler is qualified to serve on our Board of Directors because of his public company experience and his general legal expertise.

John F. Schraudenbach – Mr. Schraudenbach has served on our Board of Directors since the closing of our IPO. Mr. Schraudenbach held various positions at Ernst & Young for 37 years until his retirement in June 2019. He served as the Senior Client Service Partner at Ernst & Young beginning in 2014, in which he established structure and policies for Ernst & Young’s Americas Assurance practice. Prior to this, Mr. Schraudenbach was the Managing Partner of Business Development for the Southeast U.S. Region and an Audit Partner at Ernst & Young. Mr. Schraudenbach has served on the America’s Assurance Operating Committee, National Accounting & Auditing Committee, Southeast Region Operating Committee and Center for Board Matters at Ernst & Young. Mr. Schraudenbach serves on the University of Georgia Foundation Board as well as various other  civic organizations. Mr. Schraudenbach received both a Bachelor and Masters of Accounting from the University of Georgia. He was a Certified Public Accountant. Our Board of Directors believes Mr. Schraudenbach is qualified to serve on our Board of Directors because of his substantial financial and audit expertise.

Class II Directors Continuing in Office Until 2022

Christopher W. Bodine – Mr. Bodine has served on our Board of Directors since the closing of our IPO. Mr. Bodine retired as President, Health Care Services at CVS Caremark Corporation (NYSE: CVS) (“CVS Caremark”) after 24 years with CVS Caremark in 2009. During his tenure as President, Mr. Bodine was responsible for Strategy, Business Development, Trade Relations, Sales and Account Management, Pharmacy Merchandising, Marketing, Information Technology, and Minute Clinic. Mr. Bodine is currently a Director at Allergan plc (NYSE: AGN) and ContinuumRX Services, Inc. Mr. Bodine is also a Venture Partner at NewSpring Capital. Prior to these positions, he was a director at Fred’s, Inc. (NASDAQ: FRED) and Nash-Finch Company. Mr. Bodine formerly served as a Trustee for Bryant University and is active with the Juvenile Diabetes Research Foundation and the American Heart Association. Mr. Bodine attended Troy State University and received an Honorary Doctorate Degree in Business Administration from Johnson & Wales University. Our Board of Directors believes Mr. Bodine is qualified to serve on our Board of Directors because of his prior leadership experience and his public company experience.

Bari A. Harlam – Ms. Harlam was appointed to our Board of Directors on May 12, 2020. Ms. Harlam is a business leader, marketer, educator and author. From April 2018 to March 2020, Ms. Harlam has served as, Chief Marketing Officer North America at Hudson’s Bay Company (TSX: HBC). She has also served on the Board of Directors of Eastern Bankshares, Inc. (NASDAQ: EBC) since February 2014, of Mohawk Group Holdings, Inc. (NASDAQ: MWK) since February 2020, of Rite Aid Corporation (NYSE: RAD) since September 2020, and of Champion Petfoods, LP since March 2020. Prior to her time at Hudson’s Bay Company, she was EVP, Membership, Marketing & Analytics at BJ’s Wholesale Club (NYSE: BJ) from July 2012 to December 2016. Before joining BJ’s Wholesale Club, she served as Chief Marketing Officer at Swipely, now called Upserve, from August 2011 to July 2012 and prior to that, she served as SVP, Marketing at CVS Health (NYSE: CVS) from 2000 to August 2011. Early in her career, she was a Professor at Columbia University from July 1989 to July 1992 and The University of Rhode Island from July 1992 to July 2000. In addition, she was an Adjunct Professor at The Wharton School at The University of Pennsylvania from January 2015 to May 2018. She received a Bachelor of Science in Marketing and Decision Sciences, a Master of Science in Econometrics and a Ph.D. in Marketing from The University of Pennsylvania, The Wharton School. Our Board of Directors believes that Ms. Harlam is qualified to serve on our Board of Directors because of her extensive business and marketing experience as well as her prior board experience.

Jeffrey B. Lamkin – Mr. Lamkin has served on our Board of Directors since the closing of our IPO and served on the Board of Managers and on the Compensation Committee of OneWater LLC (including its predecessor entity, Singleton Marine) from 2012 until the Reorganization. Mr. Lamkin currently serves as the Chief Executive Officer of Sea Oats Group, a family office focused on luxury lifestyle businesses, and has served in this capacity since 2001. In addition to his role at Sea Oats Group, he serves as the Chief Executive Officer of Cinnamon Shore, a beach town development in Texas, and he is involved with the development of Lively Beach, a beach town development in Texas. Prior to his positions with Sea Oats Group and Cinnamon Shore, Mr. Lamkin spent approximately 16 years in the advertising and marketing industry, specializing in non-traditional media solutions, where he advised many Fortune 100 companies on marketing investments. Mr. Lamkin received a Bachelor of Science with a concentration in Management and a minor in Economics from Towson State University. Our Board of Directors believes Mr. Lamkin is qualified to serve on our Board of Directors because of his extensive business experience and his familiarity with OneWater LLC.

Class III Directors Continuing in Office Until 2023

Anthony Aisquith—President, Chief Operating Officer and Director. Anthony Aisquith has served as our President and Chief Operating Officer since April 2019, as a Director since May 2020, and as the President and Chief Operating Officer of OneWater LLC (including its predecessor entity, Singleton Marine) since 2008. Mr. Aisquith served on the Board of Managers of OneWater LLC from 2014 until the Reorganization. Mr. Aisquith has 25 years of experience in the boating industry, and prior to joining OneWater LLC in 2008, he held several senior management positions at MarineMax (NYSE: HZO). Specifically, from 2003 to 2008, he served as Vice President, and from 2000 to 2008, he served as a Regional President, overseeing MarineMax’s operations in Georgia, North and South Carolina, Texas and California. Prior to serving as Regional President, Mr. Aisquith held a variety of management and sales positions at MarineMax. Before joining MarineMax in June of 1985, Mr. Aisquith worked for ten years in the auto industry. The Board believes Mr. Aisquith’s extensive industry experience and his familiarity with the Company qualify him to serve as a director.

Keith R. Style – Mr. Style has served on our Board of Directors since the closing of our IPO and served on the Board of Managers of OneWater LLC from 2015 until the Reorganization. Mr. Style has over 20 years of finance and accounting experience and is a Principal at The Presidio Group, a leading merchant bank and investment banking advisor in the retail automotive sector. From March 2017 to February 2018, Mr. Style served as interim Chief Financial Officer of OneWater LLC. Prior to OneWater LLC, Mr. Style served as the Senior Vice President and Chief Financial Officer of Asbury Automotive Group, Inc. (NYSE: ABG) (“Asbury”), a Fortune 500 company and one of the largest automotive retailers in the United States. After joining Asbury in 2003, Mr. Style held various roles in SEC Reporting, Treasury, Compliance, Investor Relations, Risk Management, Dealership Services and Process Innovation. Prior to joining Asbury, Mr. Style served in several finance and accounting positions at Sirius Satellite Radio, Inc. (NASDAQ: SIRI). Mr. Style holds a B.A. in Economics and Business from Lafayette College. Our Board of Directors believes that Mr. Style is qualified to serve on our Board of Directors because of his industry and public company experience, as well as his financial and leadership background.

John G. Troiano – Mr. Troiano has served on our Board of Directors since the closing of our IPO and served on the Board of Managers and as Chairman of the Compensation Committee of OneWater LLC from October 2016 until the Reorganization. Mr. Troiano is the Managing Partner and CEO of The Beekman Group, which he co-founded in 2004. Mr. Troiano spent two years at the mergers and acquisitions boutique firm Gleacher & Company, Inc. before joining Onex Corporation (TSX: ONEX) in 1996, where he became a Managing Director in Onex Corporation’s New York office in 1999. Mr. Troiano serves on the Board and is a Chairman of numerous Beekman portfolio companies. Mr. Troiano is on the board of two academic institutions and is involved with various charitable organizations. Mr. Troiano graduated summa cum laude with a B.S. in Economics from the Wharton School of the University of Pennsylvania with concentrations in Finance and Accounting. Mr. Troiano then earned an M.B.A. from Harvard Business School. Our Board of Directors believes Mr. Troiano is qualified to serve on our Board of Directors because of his financial expertise and prior professional experience.

Vote Required

The nominees who receive the greatest number of affirmative votes will be elected as Class I directors.  Abstentions and broker non-votes will not affect the election of directors.

Holders of proxies solicited by this proxy statement will vote the proxies received by them as directed on the proxy card or, if no direction is given, then FOR the election of the nominees named in this proxy statement.

THE BOARD RECOMMENDS A VOTE “FOR” THE THREE CLASS I DIRECTOR NOMINEES IDENTIFIED ABOVE.

PROPOSAL NO. 2 – APPROVAL OF THE ONEWATER MARINE INC. 2021 EMPLOYEE STOCK PURCHASE PLAN

The Background of the ESPP

Our Board of Directors has approved and adopted, subject to the approval of our stockholders, the OneWater Marine Inc. 2021 Employee Stock Purchase Plan, as of January 13, 2021 (the “Adoption Date”).  If the ESPP is approved by the stockholders, the Company will be authorized to provide eligible employees with an opportunity to purchase shares of our Class A common stock at a discount to the market price and to pay for such purchases through payroll deductions in accordance with the ESPP’s terms.  A copy of the ESPP is attached to this proxy statement as Appendix A.

Purpose of the ESPP

The purpose of the ESPP is to provide employees of the Company and its designated subsidiaries (whether now existing or subsequently established) with the ability to acquire shares of our Class A common stock at a discount to the market price and to pay for such purchases through payroll deductions or other approved contributions.  We believe that the ESPP will be important in helping to attract and retain employees.

Reasons for the Approval of the Employee Stock Purchase Plan Proposal

The ESPP, and the right of participants to make purchases thereunder, is intended to meet the requirements of an employee stock purchase plan as defined in Section 423 of the Internal Revenue Code of 1986, as amended (the “Code”).  Stockholder approval of the ESPP is necessary in order to satisfy the requirements under Code Section 423.

Consequences if the Employee Stock Purchase Plan Proposal is Not Approved

If the Employee Stock Purchase Plan Proposal is not approved by our stockholders, the ESPP will not become effective and we will not be able to provide employees with an opportunity to purchase our Class A common stock at a discount. We believe our ability to recruit, retain and incentivize top talent may be adversely affected if the Employee Stock Purchase Plan Proposal is not approved.

Summary of the ESPP’s Material Terms and Features

The following summary of the principal provisions of the ESPP is qualified in its entirety by reference to the full text of the ESPP.  A copy of the ESPP is attached as Appendix A to this proxy statement.  To the extent there is a conflict between this summary and the ESPP, the terms of the ESPP will govern.

General.    The ESPP is intended to qualify as an “employee stock purchase plan” under Code Section 423.  During regularly scheduled “offering periods” under the ESPP, participants will be able to request payroll deductions which will be applied periodically to purchase a number of shares of our Class A common stock at a discount to the market price and in an amount determined in accordance with the ESPP’s terms.

Administration.    The ESPP will be administered by the Board of Directors or by one or more committees to which the Board of Directors delegates such administration (as applicable, the “Administrator”).  Subject to the terms of the ESPP, the Administrator will have the complete discretion to establish the terms and conditions of offering periods under the ESPP, to interpret the ESPP and to make all decisions related to the operation of the ESPP.

Shares Available for Issuance.    Up to a maximum of 299,505 shares of Class A common stock may be issued under the ESPP, plus an annual increase in shares described below.

On the first day of each fiscal year during the term of the ESPP, beginning on October 1, and ending on (and including) September 30, the number of shares of Class A common stock that may be issued under the ESPP will increase by a number of shares equal to the least of (i) 1% of the outstanding shares on the Adoption Date, or (ii) such lesser number of shares (including zero) that the Administrator determines for purposes of the annual increase for that fiscal year.

Shares issued under the ESPP may be authorized but unissued shares or treasury shares.  As of the date hereof, no rights to purchase shares have been granted under the ESPP.

        Eligibility and Participation.    All employees (including officers and employee directors) who are employed by the Company or a designated subsidiary (whether currently existing or subsequently established) are eligible to participate in the ESPP. As of January 4, 2021, there were approximately 814 eligible employees.  The Administrator may exclude certain categories of employees from participating in any offering period to the extent permitted by Code Section 423, including part-time employees, seasonal employees, employees who have not completed a minimum period of service with the company and/or highly compensated employees.  No employee will be allowed to participate in the ESPP if his or her participation in the ESPP is prohibited by local law or if complying with local law would cause the ESPP or an offering period that is intended to qualify under Code Section 423 to violate the requirements of Code Section 423.  In the case of an offering period that is not intended to qualify under Code Section 423, the Administrator may exclude any individual(s) from participation if the Administrator determines that the participation of such individual(s) is not advisable or practicable.  Also, in accordance with Code Section 423, no employee may be granted an option under the ESPP if immediately after the grant such employee would own stock and/or hold outstanding options to purchase stock possessing more than 5% of the total combined voting power or value of all classes of the stock of the Company or any parent or subsidiary.

The ESPP will permit an eligible employee to purchase Class A common stock through payroll deductions, which may not exceed 15% of the employee’s eligible compensation (or such lower limit as may be determined by the Administrator for an offering period).  Employees will be able to withdraw their accumulated payroll deductions prior to the end of the offering period in accordance with the terms of the offering period.  Participation in the ESPP will end automatically upon termination of employment.  In the event of withdrawal or termination of participation in the ESPP, a participant’s accumulated payroll contributions will be refunded without interest.

Certain limitations on the number of shares that a participant may purchase apply.  For example, the option granted to an employee may not permit him or her to purchase stock under the ESPP at a rate which exceeds $25,000 in fair market value of such stock (determined as of the start of the applicable offering period) for each calendar year in which the option is outstanding.  The Administrator may also establish one or more limits on the number of shares that may be purchased during any offering period and/or purchase period.  Unless the Administrator provides otherwise with respect to an offering period, no participant may purchase more than 10,000 shares during any purchase period within an offering period.

Offering Periods and Purchase Price.    The ESPP will be implemented through a series of offerings periods of up to 27 months, which may consist of one or more purchase periods.  During each purchase period, payroll contributions will accumulate without interest.  On the last trading day of the purchase period, accumulated payroll deductions will be used to purchase Class A common stock.

The purchase price for each offering period will be established by the Administrator and may not be less than 85% of the fair market value per share of Class A common stock on either the first trading day in an offering period or on the purchase date, whichever is less.

Changes in Capital Structure.    In the event that there is a specified type of change in the Company’s capital structure, such as a stock split, appropriate adjustments will be made to (1) the number of shares reserved under the ESPP and the maximum size of the annual increase in shares, (2) the individual participant share limitations described in the ESPP and (3) the purchase price per share and the number and class of stock covered by each outstanding option which has not yet been exercised.

Corporate Reorganization.   In the event of certain corporate reorganizations, any offering period then in progress will terminate unless the ESPP is continued, assumed or substituted by the surviving corporation or its parent. In the event an offering period is terminated, a new purchase date will be set for such offering period prior to the effective time of the reorganization and each outstanding purchase right will be exercised on such date.

Amendment and Termination.    The Administrator will have the right to amend, suspend or terminate the ESPP at any time.  Any increase in the aggregate number of shares of stock to be issued under the ESPP is subject to stockholder approval.  Any other amendment is subject to stockholder approval only to the extent required under applicable law or regulation.  If not sooner terminated, the ESPP will terminate on the 20th anniversary of the Adoption Date.

Certain Federal Income Tax Consequences of Participating in the ESPP

The following is a brief summary of the general U.S. federal income tax consequences of participation in the ESPP as of the date of this proxy statement.  This summary is not complete and does not discuss the tax consequences of a participant’s death or the income tax laws of any state or foreign country in which the participant may reside.  Tax consequences for any particular individual may be different.  Further, changes to tax laws following the date of this proxy statement could alter the tax consequences described below.  Therefore, no one should rely on this summary for individual tax compliance, planning or decisions.  Participants in the ESPP should consult their own professional tax advisors concerning tax aspects of awards under the ESPP.

Tax Consequences to Participants

Payroll deductions under the ESPP are made on an after-tax basis (i.e., contributions to the ESPP do not reduce a participant’s taxable income).

The ESPP, and the right of participants to make purchases thereunder, is intended to qualify for favorable federal income tax treatment associated with rights granted under an “employee stock purchase plan” that qualifies under the provisions of Code Section 423.  As a result, participants in the ESPP will generally not recognize taxable income until they sell or otherwise dispose of the shares purchased under the ESPP.  The amount of taxable income a participant will recognize in connection with the sale or other disposition of shares purchased under the ESPP will depend on how long the shares were held.  If the shares were held at least two years from the start of the offering period in which the shares were purchased and one year from the date the shares were purchased, then the amount of ordinary income recognized will be equal to the lesser of (1) the difference between the fair market value of the shares on the date of disposition and the purchase price paid for the shares or (2) the excess of the fair market value of the shares at the start of the offering period in which the shares were acquired over the purchase price, and any additional gain will be long-term capital gain.  If a sale or other disposition occurs before satisfying one or both holding periods, then the participant will recognize ordinary income equal to the excess of the fair market value of the shares on the purchase date over the purchase price paid for the shares and the Company will be entitled to a compensation deduction equal to the income recognized by the participant.  Any additional gain or loss recognized upon disposition of the shares will be a capital gain or loss, which will be long-term if the shares were held at least one year.  Under current law, no withholding applies to transactions under the ESPP.

Tax Consequences to OneWater

There are no federal income tax consequences to us by reason of the grant or exercise of rights under the ESPP.  We are generally entitled to a deduction to the extent amounts are taxed as ordinary income to a participant.

New Plan Benefits

Benefits to be received under the ESPP are not determinable because they depend on discretionary participant elections whether and to what extent to participate in the ESPP.

Registration with the SEC

If the ESPP is approved by our stockholders and becomes effective, we intend to file a registration statement on Form S-8 registering the shares reserved for issuance under the ESPP as soon as reasonably practicable after such approval.

Vote Required

Approval of the ESPP requires the affirmative vote of a majority of the voting power of the shares present in person or represented by proxy at the annual meeting and entitled to vote.  As a result, abstentions will have the same effect as a vote “against” this proposal and broker non-votes will have no effect on the vote outcome.

Holders of proxies solicited by this proxy statement will vote the proxies received by them as directed on the proxy card or, if no direction is given, then FOR the approval of the ESPP.

THE BOARD RECOMMENDS A VOTE “FOR” PROPOSAL NO. 2.

PROPOSAL NO. 3 – RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Background

Our audit committee has appointed Grant Thornton LLP as our independent registered public accounting firm for the fiscal year ending September 30, 2021 and has further recommended to the Board that we submit the selection of Grant Thornton LLP for ratification by our stockholders at the Annual Meeting.

We are not required to submit the appointment of our independent registered public accounting firm for stockholder approval, but we are submitting the appointment of Grant Thornton LLP for stockholder ratification as a matter of good corporate governance.  If the stockholders do not ratify this appointment, the audit committee will reconsider its appointment of Grant Thornton LLP.  Even if the appointment is ratified, our audit committee may direct the appointment of a different independent registered public accounting firm at any time during the year if the audit committee determines that the change would be in the best interests of the Company.

The audit committee reviews and pre-approves all audit and non-audit services performed by its independent registered public accounting firm, except to the extent the chairman of the audit committee exercises his delegated authority to pre-approve audit and non-audit services.  The audit committee approved all services rendered by Grant Thornton LLP in the fiscal year ended September 30, 2020, in accordance with these policies.

In its review of non-audit services, the audit committee considers, among other things, the possible impact of the performance of such services on the independent registered public accounting firm’s independence.  The audit committee has determined that the non-audit services performed by Grant Thornton LLP in the fiscal year ended September 30, 2020 were compatible with maintaining the independent registered public accounting firm’s independence. Additional information concerning the audit committee and its activities can be found in the following sections of this proxy statement: “Board of Directors and Committees” and “Report of the Audit Committee.”

Grant Thornton LLP has audited our financial statements since 2017.  Representatives of Grant Thornton LLP are expected to be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate stockholder questions.

Fees for Independent Registered Public Accounting Firm

The following is a summary of the aggregate fees billed to the Company for the audit and other services rendered by Grant Thornton LLP, our independent registered public accounting firm, for the fiscal years ended September 30, 2019 and 2020.

	2020	2019
Audit fees(1)	$981,851	$1,379,829
Audit-related fees	―	―
Tax fees(2)	245,633	170,820
Total	$1,227,484	$1,550,649

(1)
Audit fees consist of the aggregate fees billed for professional services rendered for the audit of our annual consolidated financial statements, the review of our interim consolidated financial statements and assistance with registration statements filed with the SEC, including the issuance of comfort letters and consents. Included in the fiscal year 2020 and fiscal year 2019 audit fees are $490,685 and $1,004,089 of fees billed, respectively, in connection with our IPO that closed in February 2020 and a follow-on public offering that closed in September 2020.

(2)	Tax fees principally include fees for tax consulting, advice and compliance.

Vote Required

Ratification of the appointment of the independent registered public accounting firm requires the affirmative vote of a majority of the voting power of the shares present in person or represented by proxy at the annual meeting and entitled to vote.  As a result, abstentions will have the same effect as a vote “against” this proposal and broker non-votes will have no effect on the vote outcome.

Holders of proxies solicited by this proxy statement will vote the proxies received by them as directed on the proxy card or, if no direction is given, then FOR the ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm for the fiscal year ending September 30, 2021.

THE BOARD RECOMMENDS A VOTE “FOR” PROPOSAL NO. 3.

CORPORATE GOVERNANCE

Director Independence

Our Board currently consists of nine members.  Under the listing requirements and rules of the Nasdaq, independent directors must comprise a majority of our Board of Directors. In addition, the rules of the Nasdaq require that, subject to specified exceptions, each member of a listed company’s audit, compensation, and nominating and governance committees must be independent. Audit committee members must also satisfy the independence criteria set forth in Rule 10A-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Under the rules of the Nasdaq, a director will qualify as an “independent director” only if, in the opinion of that company’s Board of Directors, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

Additionally, compensation committee members must not have a relationship with us that is material to the director’s ability to be independent from management in connection with the duties of a compensation committee member.

Audit committee members must also satisfy the independence criteria set forth in Rule 10A-3 under the Exchange Act. To be considered to be independent for purposes of Rule 10A-3 of the Exchange Act, a member of an audit committee of a listed company may not, other than in his or her capacity as a member of the audit committee, the Board of Directors, or any other Board committee: (1) accept, directly or indirectly, any consulting, advisory, or other compensatory fee from the listed company or any of its subsidiaries; or (2) be an affiliated person of the listed company or any of its subsidiaries.

Our Board of Directors has undertaken a review of its composition, the composition of its committees and independence of each director. Based upon information requested from and provided by each director concerning his or her background, employment and affiliations, including family relationships, our Board of Directors has determined that Messrs. Bodine, Lamkin, Legler, Schraudenbach, Style and Troiano and Ms. Harlam, representing a majority of our directors, do not have any relationships that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is “independent” as that term is defined under the applicable rules and regulations of the SEC and the listing requirements of the Nasdaq. Our Board of Directors also determined that Messrs. Lamkin, Legler and Schraudenbach, who comprise our audit committee, Messrs. Bodine, Style and Troiano and Ms. Harlam, who comprise our compensation committee, and Messrs. Bodine, Legler and Style, who comprise our nominating and governance committee, satisfy the respective independence standards for those committees established by applicable rules and regulations of the SEC and the listing requirements of the Nasdaq. In making this determination, our Board of Directors considered the current and prior relationships that each non-employee director has with our company and all other facts and circumstances our Board of Directors deemed relevant in determining their independence, including the beneficial ownership of our capital stock by each non-employee director and the transactions involving each non-employee director, if any, described in “Certain Relationships and Related Party Transactions.”

Financial Code of Ethics and Code of Conduct

We have adopted a Financial Code of Ethics that applies to our principal executive officer, principal financial officer and principal accounting officer or controller, or persons performing similar functions, in accordance with applicable U.S. federal securities laws and the corporate governance rules of the Nasdaq. Any waiver of this code may be made only by our Board of Directors and will be promptly disclosed as required by applicable U.S. federal securities laws and the corporate governance rules of the Nasdaq. Any amendments to this code may be made only by the Board. If an amendment to the Financial Code of Ethics is made, appropriate disclosure will be made within four business days after the amendment has been made in accordance with legal requirements and the listing requirements of Nasdaq, including by posting any applicable amendment or waiver on our website.

We have also adopted a Code of Conduct, applicable to all of our employees, directors and officers, that provides basic principles and guidelines to assist such persons in complying with the legal and ethical requirements governing the Company’s business conduct. Any waiver of this code may be made only by our Board of Directors, and any such waivers for directors or executive officers will be promptly disclosed. Any amendments to this code may be made only by the Board. If an amendment to the Code of Conduct is made, appropriate disclosure will be made within two business days after the amendment has been made in accordance with legal requirements and the listing requirements of Nasdaq, including by posting any applicable amendment or waiver on our website.

The full text of our Financial Code of Ethics and Code of Conduct available under “Investors > Corporate Governance > Governance Documents” on our website at www.onewatermarine.com.  Copies of our Financial Code of Ethics and Code of Conduct are also available in print to any stockholder who requests it by contacting the Company at OneWater Marine Inc., 6275 Lanier Islands Parkway, Buford, Georgia 30518 or (678) 541-6300.

Corporate Governance Guidelines

Our Board has adopted corporate governance guidelines to assist and guide its members in the exercise of its responsibilities.  These guidelines should be interpreted in accordance with any requirements imposed by federal or state laws or regulations, Nasdaq, our amended and restated certificate of incorporation and our amended and restated bylaws.  Our corporate governance guidelines are available under “Investors > Corporate Governance > Governance Documents” on our website at www.onewatermarine.com.  Although these corporate governance guidelines have been approved by the Board, it is expected that these guidelines will evolve over time as customary practice and legal requirements change.  In particular, guidelines that encompass legal, regulatory or stock exchange requirements as they currently exist will be deemed to be modified as and to the extent such legal, regulatory or stock exchange requirements are modified.  In addition, the nominating and governance committee periodically will review and reassess the adequacy of the corporate governance guidelines and recommend any proposed changes to the Board for approval.

Hedging Transactions

Pursuant to the Company’s Insider Trading Policy, all directors, officers and other employees of the Company, and their spouses and all other members of their household, are prohibited from making any short sales of any securities of the Company and from engaging in transactions involving Company-based derivative securities.  This prohibition includes, but is not limited to, trading in Company-based option contracts, transacting in straddles or collars, hedging (generally purchasing any financial instrument or engaging in any transactions that hedge or offset, or are designed to hedge or offset, any decrease in the market value of the Company’s securities) and writing puts or calls.  In addition, pursuant to the Company’s Insider Trading Policy, all directors, officers and other employees of the Company, and their spouses and all other members of their household, are prohibited from entering into a pledge of Company securities (excluding shares of Class B common stock or OneWater LLC Units (as defined herein)) as collateral for a loan or holding Company securities in a margin account.

Stockholder Communications

Generally, stockholders who have questions or concerns regarding the Company should contact Investor Relations at ir@onewatermarine.com.  Also, any stockholder who wishes to address questions regarding the business or affairs of the Company directly with the Board, the independent directors of the Board, or any individual director, should contact us at OneWater Marine Inc., 6275 Lanier Islands Parkway, Buford, Georgia 30518, Attn: Vice President of Investor Relations.  Stockholders and any other interested parties should mark the envelope containing each communication as “Stockholder Communication with Directors” and clearly identify the intended recipient(s) of the communication. Upon receipt of any such communications, the correspondence will be directed to the appropriate person, including individual directors.

BOARD OF DIRECTORS AND COMMITTEES

During the fiscal year ended September 30, 2020, our Board met eight times.  Each director attended at least 75% of the aggregate of the total number of meetings of the Board and meetings of the committees of which he was a member in our last fiscal year.  The Board encourages all directors to attend the annual meeting of stockholders, if practicable.  The Board has a standing audit committee, compensation committee and nominating and governance committee.  All members of the audit, compensation and nominating and governance committees are non-employee directors whom the Board has determined are independent under the applicable independence standards.

Board Leadership Structure

Our amended and restated bylaws and our corporate governance guidelines provide our Board with flexibility to combine or separate the positions of Chairman of the Board and Chief Executive Officer and to implement a lead independent director in accordance with its determination that using one or the other structure would be in the best interests of our Company.  Currently, the Board has determined that it is in the best interests of the Company to have a separate Chairman and Chief Executive Officer. Mr. Legler currently serves as the Chairman of the Board, and Mr. Singleton currently serves as the Chief Executive Officer of the Company.  In his role as Chairman, Mr. Legler has the authority to call, and presides over, the executive sessions of the Board consisting solely of independent directors, in which our non-independent directors do not participate. Mr. Legler also serves as a liaison to management on behalf of the non-employee members of the Board.

Our Board has concluded that our current leadership structure is appropriate at this time.  The Board believes that the separation of the roles of Chairman and Chief Executive Officer continues to provide, at present, the best balance of responsibilities, with the Chairman directing Board operations and leading oversight of the Chief Executive Officer and management, and the Chief Executive Officer focusing on developing and implementing the Company’s Board-approved strategic vision and managing its day-to-day business. The Board believes that separating the offices of Chairman of the Board and Chief Executive Officer, coupled with regular executive sessions with only independent directors present, helps strengthen the Board’s independent oversight of management and provides an opportunity for the Board members to have more direct input to management in shaping the organization and strategy of the Company.

In addition, all directors are encouraged to suggest the inclusion of agenda items, and any director is free to raise at any Board meeting items that are not on the agenda for that meeting.

The Board’s independent directors regularly meet in executive session without the presence of any members of management.  The Chairman presides at these meetings and provides the Board’s guidance and feedback to the Company’s management team, including the Chief Executive Officer.

Our Board will periodically review our leadership structure and may make such changes in the future as it deems appropriate.

Risk Oversight

The Board has overall responsibility for the oversight of the Company’s risk management process, which is designed to support the achievement of organizational objectives, including strategic objectives, improve long-term organizational performance and enhance stockholder value.  Risk management includes not only understanding Company-specific risks and the steps management implements to manage those risks, but also what level of risk is acceptable and appropriate for the Company.  Management is responsible for establishing our business strategy, identifying and assessing the related risks and implementing appropriate risk management practices.  The Board periodically reviews our business strategy and management’s assessment of the related risks and discusses with management the appropriate level of risk for the Company.  Each of our Board committees also oversees the management of risks that fall within the committee’s areas of responsibility.  In performing this function, each committee has full access to management, as well as the ability to engage advisors.  In connection with its risk management role, our audit committee meets periodically, both in open session or privately, with representatives from our independent registered public accounting firm and with our Chief Financial Officer.  The audit committee oversees the Company’s compliance with legal and regulatory requirements.

Board Committees

Our Board has established an audit committee, a compensation committee and a nominating and governance committee.  The composition and responsibilities of each of the committees of our Board of Directors are described below, and copies of the charters for each committee are available on our website. Members will serve on these committees until their resignation or until otherwise determined by our Board of Directors. Our Board of Directors may establish other committees as it deems necessary or appropriate from time to time.

Audit Committee

Rules implemented by the Nasdaq and the SEC require us to have an audit committee comprised of at least three directors who meet the independence and experience standards established by Nasdaq and the Exchange Act, subject to transitional relief during the one-year period following the completion of the IPO. Our audit committee consists of three directors, all of whom are independent under the rules of the SEC. As required by the rules of the SEC and listing standards of the Nasdaq, the audit committee will consists solely of independent directors. Messrs. Schraudenbach, Lamkin and Legler serve as members of our audit committee, with Mr. Schraudenbach serving as chair of the audit committee. Each member of the audit committee is financially literate, and our Board of Directors has determined that Mr. Schraudenbach qualifies as an “audit committee financial expert” as defined in applicable SEC rules.

This committee oversees, reviews, acts on and reports on various auditing and accounting matters to our Board of Directors, including: the selection of our independent accountants, the scope of our annual audits, fees to be paid to the independent accountants, the performance of our independent accountants and our accounting practices. In addition, the audit committee oversees our compliance programs relating to legal and regulatory requirements. We have adopted an audit committee charter defining the committee’s primary duties in a manner consistent with the rules of the SEC and applicable Nasdaq standards.

A copy of the audit committee charter is available under “Investors > Corporate Governance > Governance Documents” on our website at www.onewatermarine.com.  The audit committee met seven times in the fiscal year ended September 30, 2020.

Compensation Committee

Our compensation committee consists of Messrs. Troiano, Bodine and Style and Ms. Harlam, with Mr. Troiano serving as the chair of the compensation committee. Our Board of Directors has determined that all members of the Compensation Committee are independent under the current listing standards of Nasdaq and are “non-employee directors” as defined in Rule 16b-3 promulgated under the Exchange Act.

The compensation committee reviews and approves, or recommends that our Board of Directors approve, the compensation of our chief executive officer, reviews and recommends to our Board of Directors the compensation of our non-employee directors, reviews and approves, or recommends that our Board of Directors approve, the terms of compensatory arrangements with our executive officers, administers our incentive compensation and benefit plans, selects and retains independent compensation consultants and assesses whether any of our compensation policies and programs have the potential to encourage excessive risk-taking. The compensation committee may delegate to its chairman, any of its members or any subcommittee it may form responsibility and authority for any particular matter as it deems appropriate under the circumstances. The compensation committee may also delegate approval of award grants and other responsibilities regarding the administration of compensatory programs to a subcommittee consisting solely of members of the compensation committee or to members of the Board who are “non-employee directors” for purposes of Rule 16b-3 of the Exchange Act. We have adopted a compensation committee charter defining the committee’s primary duties in a manner consistent with the rules of the SEC and applicable Nasdaq standards.

In connection with our IPO, the compensation committee engaged the human resources consulting division of Aon, plc (“Aon”) as our compensation consultant.  Each year, the compensation committee has instructed Aon to develop a peer group of companies in order to assess the competitiveness of our executive salary, bonus and equity compensation programs and our non-employee director compensation program, to present such data to our compensation committee and to make recommendations to the compensation committee regarding executive officer and non-employee director compensation.  Aon reports exclusively to the compensation committee and does not provide any services to us other than services to the compensation committee.  In selecting Aon as its independent compensation consultant, the compensation committee assessed the independence of Aon pursuant to SEC and Nasdaq rules.  The compensation committee has concluded that Aon is independent, and that we do not have any conflicts of interest with Aon.  Our compensation committee has retained Aon to provide similar information and advice for fiscal 2021 for consideration in establishing overall compensation for our executive officers and non-employee directors.

A copy of the compensation committee charter is available under “Investors > Corporate Governance > Governance Documents” on our website at www.onewatermarine.com.  The compensation committee met three times in the fiscal year ended September 30, 2020.

Nominating and Governance Committee

Our nominating and governance committee consists of Messrs. Bodine, Legler and Style, with Mr. Bodine serving as the chair of the nominating and governance committee. Our Board of Directors has determined that all members of the nominating and governance committee are independent under the current listing standards of Nasdaq.

The nominating and governance committee is tasked with identifying, evaluating and recommending qualified nominees to serve on our Board of Directors, considering and making recommendations to our Board of Directors regarding the composition of our Board of Directors and its committees, overseeing our internal corporate governance processes, reviewing and approving or disapproving of related party transactions, maintaining a management succession plan and overseeing an annual evaluation of the Board of Directors’ performance. We have adopted a nominating and governance committee charter defining the committee’s primary duties in a manner consistent with the rules of the SEC and applicable Nasdaq standards.

A copy of the nominating and governance committee charter is available under “Investors > Corporate Governance > Governance Documents” on our website at www.onewatermarine.com.  The nominating and governance committee met two times in the fiscal year ended September 30, 2020.

Compensation Committee Interlocks and Insider Participation

None of the members of the compensation committee is currently or has been during the last fiscal year one of our employees. None of our executive officers currently serves, or has served during the last fiscal year, as a member of the Board of Directors or compensation committee of any entity that has one or more executive officers serving as a member of our Board of Directors or compensation committee.

EXECUTIVE OFFICERS

Our current executive officers and their respective ages and positions as of the Record Date are set forth in the following table.  Biographical information regarding Jack Ezzell is set forth following the table.  Biographical information for Messrs. Singleton and Aisquith is set forth above under “Proposal No. 1—Election of Directors.”

Name	Age	Position
P. Austin Singleton	47	Founder, Chief Executive Officer and Director
Anthony Aisquith	53	President, Chief Operating Officer and Director
Jack Ezzell	50	Chief Financial Officer and Secretary

Jack Ezzell—Chief Financial Officer. Jack Ezzell has served as our Chief Financial Officer since April 2019 and as the Chief Financial Officer of OneWater LLC since 2017. Mr. Ezzell has over 25 years of accounting and finance experience, with over 18 years of experience in the boating industry specifically. Immediately prior to beginning his tenure as Chief Financial Officer of OneWater LLC, Mr. Ezzell was a General Manager at MarineMax (NYSE: HZO), where he oversaw all dealership operations at MarineMax’s Clearwater and St. Petersburg, Florida locations. From 2010 to 2015, Mr. Ezzell served as Chief Accounting Officer of Masonite International Corporation (NYSE: DOOR), and from 1998 to 2010, he served as the Controller and as the Chief Accounting Officer at MarineMax. Prior to joining MarineMax, Mr. Ezzell began his career as an auditor for Arthur Andersen. Mr. Ezzell is a Certified Public Accountant and obtained his Bachelor of Science in Accounting from Western Carolina University.

EXECUTIVE COMPENSATION

OneWater Inc. did not pay any compensation to officers or employees until the IPO. However, the operations of our predecessor have been carried on by us and our subsidiaries following the IPO, and the executive officers of our predecessor have been our executive officers since April 2019. As such, we believe that disclosure regarding our executive officers’ compensation for the full 2019 and 2020 fiscal years, which was established and paid, in part, by our predecessor, is generally appropriate and relevant to investors, and as such, is disclosed below. Following the IPO, all compensation decisions with respect to our officers and employees were made by us.

We are currently considered an emerging growth company for purposes of the SEC’s executive compensation disclosure rules. In accordance with such rules, the tables and narrative disclosure below provide compensation disclosure that satisfies the requirements applicable to emerging growth companies, as defined in the JOBS Act.

Summary Compensation Table for Fiscal Years 2019 and 2020

The following table summarizes the compensation awarded to, earned by or paid to our principal executive officer and our next two most highly-compensated executive officers (our “Named Executive Officers”) for the fiscal years ended September 30, 2019 and 2020.

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)		Stock Awards ($)(3)		Non-equity Incentive Plan Compensation ($)(4)		All Other Compensation ($)(5)	Total ($)
P. Austin Singleton (Founder, Chief Executive Officer and Director)	2020	$498,654		$1,000,000		$669,495		$1,040,000	$18,074	$3,226,223
	2019	$220,000	$	―	$	―	$	―	$35,569	$255,569
Anthony Aisquith (President, Chief Operating Officer and Director)	2020	$614,397		$1,000,000		$669,495		$1,040,000	$21,398	$3,345,290
	2019	$523,972	$	―	$	―	$	―	$31,734	$555,706
Jack Ezzell (Chief Financial Officer)	2020	$380,962		$300,000		$1,026,650		$240,000	$18,917	$1,966,529
	2019	$350,000	$	―		$—		$50,000	$13,576	$413,576

(1)
Due to the COVID-19 pandemic, in early April 2020, the Named Executive Officers agreed to temporarily forego or reduce their base salaries. In June 2020, following upward trends in demand, the Named Executive Officers received one time cash payments equal to the reduction in each of their base salaries and base salaries were restored to pre-COVID levels. This one-time cash payment is included in the Salary column above because it was intended to replace reductions in base salary.

(2)	Amounts represent one-time lump sum cash transaction bonuses granted to our Named Executive Officers in connection with the IPO.

(3)
Represents time-based restricted stock units and performance-based restricted stock units granted to our Named Executive Officers on February 11, 2020 and March 2, 2020. On February 11, 2020, 17,333 time-based restricted stock units were granted to each if Messrs. Singleton and Aisquith and 10,000 time-based restricted stock units were granted to Mr. Ezzell. On March 2, 2020, 26,000 performance-based restricted stock units were granted to each of Messrs. Singleton and Aisquith, and 15,000 performance-based restricted stock units were granted to Mr. Ezzell. Also on March 2, 2020 an additional 40,000 time-based restricted stock units were granted to Mr. Ezzell.  The amounts reported in this column represents the aggregate grant date fair value of awards of time-based restricted stock units and performance-based restricted stock units made in the year indicated, calculated in accordance with FASB ASC Topic 718, Compensation—Stock Compensation, excluding the effects of estimated forfeitures and does not reflect the actual value that may be ultimately realized by the executive. See Note 12 to our consolidated financial statements in our Annual Report on Form 10-K for the year ended September 30, 2020 for a discussion of the assumptions used in determining the FASB ASC Topic 718 grant date fair value of these awards.

For purposes of determining the grant date fair value of the performance-based restricted stock units granted in March 2020, in accordance with SEC rules and FASB ASC Topic 718, we have assumed an aggregate settlement of 100% of the performance-based restricted stock units. If the performance-based restricted stock units were settled at the maximum payout level of 175%, the grant date fair value of the performance-based restricted stock unit awards would be as follows: Mr. Singleton, $728,455; Mr. Aisquith, $728,455; and Mr. Ezzell, $420,263. Based on the Company’s performance for fiscal year 2020, 175% of the performance-based restricted stock units were contingently earned and will vest ratably over a 3-year period, subject to the Named Executive Officer’s continued performance of services.

The vesting schedules for the time-based restricted stock units and performance-based restricted stock units are described in more detail below under the “Outstanding Equity Awards at 2020 Fiscal Year End” table.

(4)
In fiscal year 2019, neither Messrs. Singleton nor Aisquith participated in an annual bonus program. However, Mr. Ezzell participated in our annual incentive compensation program. All of our Named Executive Officers were eligible to receive an annual bonus in fiscal year 2020. The annual incentive arrangement for each Named Executive Officer is described below in the discussion entitled “Narrative to the Summary Compensation Table―Annual Bonus.”

(5)
“All Other Compensation” with respect to fiscal year 2020 includes perquisites and other personal benefits consisting of (i) an annual auto allowance for Mr. Singleton of $9,500, and payments for an automobile used by Mr. Aisquith but owned by us equal to $10,875, and (ii) medical premiums of $6,496 for Mr. Singleton, $6,496 for Mr. Aisquith, and $9,298 for Mr. Ezzell paid by us for the benefit of each of the Named Executive Officers at amounts greater than amounts available to employees generally. As a general rule, we will reimburse our Named Executive Officers for amounts paid by the executives for business travel, including business travel on private, chartered or fractionally owned aircraft but we do not reimburse our Named Executive Officers for any personal use of private aircraft. In addition, we paid premiums with respect to life insurance policies for the benefit of Messrs. Singleton and Aisquith in amounts equal to $2,078 and $4,027, respectively, for fiscal year 2020. In fiscal year 2020, Mr. Ezzell participated in our 401(k) plan and received matching contributions of $9,619. The Named Executive Officers are also eligible to receive discounts on certain purchases (including boats), services and storage and have access to demonstration boats for their personal use, but these additional perquisites did not result in any additional cost to us and therefore no amount is being reported in connection with these perquisites.

Narrative to the Summary Compensation Table

Base Salary

Each Named Executive Officer’s base salary is a fixed component of annual compensation for performing specific job duties and functions. Historically, our Board of Directors has established the annual base salary rate for each of the Named Executive Officers at a level necessary to retain the individual’s services, and reviews base salaries on an annual basis in consultation with the Chief Executive Officer (other than with respect to his own salary). The Board of Directors has historically made adjustments to the base salary rates of the Named Executive Officers upon consideration of any factors that it deems relevant, including but not limited to: (a) any increase or decrease in the executive’s responsibilities, (b) the executive’s job performance, and (c) the level of compensation paid to executives of other companies with which we compete for executive talent, as estimated based on publicly available information and the experience of members of our Board of Directors and our Chief Executive Officer. In connection with our IPO, the compensation committee engaged the human resources consulting division of Aon as our compensation consultant and we intend to use Aon to determine the base salaries, annual bonuses and other aspects of our compensation practices going forward.

In response to the impacts of COVID-19, Messrs. Singleton and Aisquith elected to defer 100% of their base salaries for two months during 2020 and Mr. Ezzell voluntarily agreed to reduce his salary by 20% for three months. These executives later received a one-time cash payment equal to the amount deferred or reduced and their salaries were restored to pre-COVID-19 levels.

Annual Bonus

In fiscal year 2019, neither Messrs. Singleton nor Aisquith participated in an annual bonus program. However, Mr. Ezzell participated in our annual incentive compensation program pursuant to which specific objectives were communicated to Mr. Ezzell in his capacity as Chief Financial Officer. His objectives were focused on our achieving certain levels of EBITDA, timely completion of the annual audit, improvements to our internal review and Board reporting processes and making operating improvements to our accounting function.

In fiscal year 2020, the Company adopted a more robust annual incentive program in which all of our Named Executive Officers participated, contingent upon the achievement of metrics and targets to be set annually by the compensation committee. Adjusted EBITDA and aged inventory were utilized as metrics in fiscal year 2020 and we anticipate to continue using these metrics moving forward.

Long Term Incentive Compensation

Prior to our IPO we offered long-term incentives to our executive officers through grants of Class B Units in OneWater LLC. The Class B Units represent an interest in the future profits of OneWater LLC and are intended to be treated as “profits interests” for federal income tax purposes. The Class B Units enable our executive officers to participate in the growth of OneWater LLC and were subject to a time-based vesting requirement. Mr. Ezzell is the only Named Executive Officer who holds Class B Units. 1,010 Class B Units were granted to Mr. Ezzell in fiscal year 2018, which vested upon the closing of the IPO. Following our IPO there are no unvested Class B Units outstanding.  No long-term incentives were awarded in fiscal year 2019. In connection with the IPO, we adopted the OneWater Marine Inc. 2020 Omnibus Incentive Plan (the “LTIP”). The LTIP is an omnibus plan that allows the compensation committee to grant different types of equity awards. Currently, time-based restricted stock units and performance-based restricted stock units are being granted.

Following the IPO, we granted time-based restricted stock units and performance-based restricted stock units to our Named Executive Officers under the LTIP. Except for the grants to Mr. Ezzell, of the aggregate value of the equity grants, 40% constitutes time-based restricted stock units and 60% constitutes performance-based restricted stock units. The time-based restricted stock units granted to our Named Executive Officers equaled 17,333 units with a grant date fair value of $253,235 for each of Messrs. Singleton and Aisquith and 10,000 units with a grant date fair value of $146,100 for Mr. Ezzell. The number of units was determined based on the stock price offered to the public in connection with our IPO. The restricted stock units will vest ratably over a 4-year period. On March 2, 2020, Mr. Ezzell was granted an additional 40,000 restricted stock units in recognition of his contributions to prepare the Company and for completion of the IPO.

The performance-based restricted stock unit awards granted to our Named Executive Officers equaled 26,000 “target” units with a targeted grant date value of $416,260 for each of Messrs. Singleton and Aisquith and 15,000 “target” units with a targeted grant date value of $240,150 for Mr. Ezzell. The number of units was determined based on the stock price offered to the public in connection with our IPO. The ultimate number of units contingently earned were determined based on the performance of OneWater Inc. versus specific objectives over a one-year performance period.  The amount earned can range from 0% to 175% of the “target units,” but the amount actually earned for each Named Executive Officer with respect to fiscal 2020 performance was 175%. The performance measurements are similar in structure to the annual incentive calculation and were based on performance against Adjusted EBITDA and aged inventory objectives with Adjusted EBITDA targets weighted at 80% and inventory objectives weighted at 20%. Following the initial one-year performance period, the performance-based restricted stock units contingently earned vest ratably over a 3-year period, subject to the Named Executive Officer’s continued performance of services.

The vesting schedules for the time-based restricted stock units and performance-based restricted stock units are described in more detail below under the “Outstanding Equity Awards at 2020 Fiscal Year End” table.

Other Compensation Elements

We offer participation in broad-based retirement, health and welfare plans to all of our employees. We currently maintain a retirement plan intended to provide benefits under section 401(k) of the Internal Revenue Code, under which employees, including our Named Executive Officers, are allowed to contribute portions of their base compensation to a tax-qualified retirement account and receive discretionary matching contributions. In fiscal year 2020, matching contributions were made to participating employees equal to 50% of the employee’s deferral up to 4% of the employee’s compensation, subject to applicable nondiscrimination limitations imposed by the Internal Revenue Code. During fiscal year 2020, only Mr. Ezzell participated in our retirement plan.

Outstanding Equity Awards at 2020 Fiscal Year-End

The following table reflects information regarding outstanding equity-based awards held by our Named Executive Officers as of September 30, 2020, which consist of time-based restricted stock units and performance-based restricted stock units granted under the LTIP. All outstanding equity-based awards held by our Named Executive Officers as of September 30, 2020 are included in the table below.

		Stock Awards
Name	Award Type	Number of Shares or Units of Stock That Have Not Vested(1)	Market Value of Shares or Units of Stock That Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(2)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested
P. Austin Singleton
	RSU	17,333	$355,153
	PSU			45,500	$932,295
Anthony Aisquith
	RSU	17,333	$355,153
	PSU			45,500	$932,295
Jack Ezzell
	RSU	50,000	$1,024,500
	PSU			26,250	$537,863

(1)	Includes the following time-based restricted stock unit awards granted by us:

●
On February 11, 2020, to Messrs. Singleton and Aisquith (17,333) and to Mr. Ezzell (10,000) which vests in four installments on February 7, 2021, February 7, 2022, February 7, 2023 and February 7, 2024, subject to each Named Executive Officer’s continued employment through the applicable vesting date.

●
On March 2, 2020, to Mr. Ezzell (40,000) which vests in four installments on March 2, 2021, March 2, 2022, March 2, 2023 and March 2, 2024, subject to Mr. Ezzell’s continued employment through the applicable vesting date.

(2)	Includes performance-based restricted stock units awarded as follows:

●
On March 2, 2020, to Messrs. Singleton and Aisquith with a target amount of 26,000 units and to Mr. Ezzell with a target amount of 15,000 units each with a one year performance period. Based on the Company’s performance for fiscal year 2020, 175% of the performance-based restricted stock units were contingently earned and will vest ratably over a three-year period, subject to each Named Executive Officer’s continued employment through the applicable vesting date.

Additional Narrative Disclosures

Employment Agreements

In fiscal year 2019, none of our Named Executive Officers except Mr. Ezzell was subject to an employment agreement. Messrs. Singleton, Aisquith and Ezzell entered into employment agreements in connection with the IPO. The employment agreements provide for the benefits described below.

Severance Protection under Employment Agreements

Upon termination without cause or resignation for good reason, our Named Executive Officers will continue to receive base salary for a period of two years for Messrs. Singleton and Aisquith and one year for Mr. Ezzell and will receive an annual incentive bonus at target for two years following termination for Messrs. Singleton and Aisquith and one year for Mr. Ezzell. The annual incentive will be paid at the time we process the annual incentive payment for the continuing executives. No severance will be paid to a Named Executive Officer terminated for cause or who resigns without good reason.

Continued Vesting of Unvested Equity upon Termination

Upon termination without cause or resignation for good reason, our Named Executive Officers will continue to vest in all outstanding, unvested restricted stock units and performance stock units for a period of 12 months following the date of termination. Performance stock units that have not yet been measured will not be forfeited but will instead be determined at the end of the one-year performance period.

Non-Competition and Non-Solicitation Agreement

Under the terms of his employment agreement, each Named Executive Officer agrees not to compete against OneWater Inc. or solicit our employees for a period of two years following the date of departure for Messrs. Singleton and Aisquith and one year for Mr. Ezzell. In addition, as discussed below in “Certain Relationships and Related Party Transactions—OneWater LLC Warrants,” in connection with Goldman’s and Beekman’s purchases of the Opco Preferred Units and the LLC Warrants, P. Austin Singleton, our Chief Executive Officer, and Anthony Aisquith, our Chief Operating Officer, entered into non-solicitation and non-competition agreements for a 42-month term ending on March 28, 2020.

Change in Control Provisions

Mr. Ezzell’s Class B Units vested upon closing of the IPO. However, restricted stock units and performance stock units awards granted after the date of the IPO are subject to “double trigger” rather than “single trigger” vesting in connection with a change in control. These equity awards held by our Named Executive Officers will only vest in connection with a change in control if the Named Executive Officer is terminated without cause or resigns for good reason during the 12-month period following the change in control. Upon such a termination, in addition to the severance protection described above, all outstanding, unvested restricted stock units will immediately vest. All unvested performance stock units for which performance achievement had been measured at the time of the change in control will vest immediately upon such termination. Unvested performance stock units for which performance achievement had not been measured at the time of the change in control will not be forfeited but will instead be measured at the end of the initial one year performance period under the grant.

Payments Upon Death of Executive

In connection with the IPO, we implemented arrangements pursuant to which the families of each Named Executive Officer will be paid $1 million upon the death of Messrs. Singleton and Aisquith and $500,000 upon the death of Mr. Ezzell.

Accelerated Vesting due to Death or Disability of Executive

All unvested restricted stock units will vest immediately upon the death or disability of a Named Executive Officer. All unvested performance stock units for which performance achievement had been measured prior to the Named Executive Officer’s death or disability will vest immediately upon death or disability of the executive. Unvested performance stock units for which performance achievement had not yet been measured prior to the Named Executive Officer’s death or disability will be determined at the end of the one-year performance period and will fully vest at the time the measurement is performed.

Equity Compensation Plan Information

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)(1)		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders
None	―		―	―
Equity compensation plans not approved by security holders
OneWater Marine Inc. 2020 Omnibus Incentive Plan (2)	301,643	$	―	1,195,886
Total	301,643	$	―	1,195,886

(1)	All outstanding awards represent restricted stock units, which do not have an exercise price.

(2)
The LTIP contains a formula for calculating the number of securities available for issuance under the LTIP. Pursuant to such formula, the total number of shares of our Class A common stock reserved for issuance pursuant to awards under the LTIP is equal to 10% of our fully diluted shares outstanding from time to time.

Long Term Incentive Plan

In order to incentivize individuals providing services to us or our affiliates, our board of directors adopted the LTIP prior to the completion of the IPO. The LTIP provides for the grant, from time to time, at the discretion of our board of directors or a committee thereof, of stock options, stock appreciation rights (“SARs”), restricted stock, restricted stock units, stock awards, dividend equivalents, other stock-based awards, cash awards, substitute awards and performance awards. The description of the LTIP set forth below is a summary of the material features of the LTIP. This summary does not purport to be a complete description of all of the anticipated provisions of the LTIP and is qualified in its entirety by reference to the LTIP, the form of which is filed as exhibit 10.1 to our annual report on Form 10-K, filed with the SEC on December 3, 2020.

LTIP Share Limits. Subject to adjustment in the event of certain transactions or changes of capitalization in accordance with the LTIP, the total number of shares of our Class A common stock reserved for issuance pursuant to awards under the LTIP is equal to 10% of our fully diluted shares outstanding from time to time. The total number of shares reserved for issuance under the LTIP that may be issued pursuant to incentive stock options (which generally are stock options that meet the requirements of Section 422 of the Code) is 673,777. Class A common stock subject to an award that expires or is cancelled, forfeited, exchanged, settled in cash or otherwise terminated without delivery of shares (including forfeiture of restricted stock awards) and shares withheld to pay the exercise price of, or to satisfy the withholding obligations with respect to, an award will again be available for delivery pursuant to other awards under the LTIP.

Administration. The LTIP is administered by our board of directors, except to the extent our board of directors elects a committee of directors to administer the LTIP (the “administrator”). The administrator has broad discretion to administer the LTIP, including the power to determine the eligible individuals to whom awards will be granted, the number and type of awards to be granted and the terms and conditions of awards. The administrator may also accelerate the vesting or exercise of any award and make all other determinations and to take all other actions necessary or advisable for the administration of the LTIP.

Eligibility. Any individual who is our officer or employee or an officer or employee of any of our affiliates, and any other person who provides services to us or our affiliates, including members of our board of directors, are eligible to receive awards under the LTIP at the discretion of the administrator.

Stock Options. The administrator may grant incentive stock options and options that do not qualify as incentive stock options, except that incentive stock options may only be granted to persons who are our employees or employees of one of our subsidiaries, in accordance with Section 422 of the Code. The exercise price of a stock option generally cannot be less than 100% of the fair market value of a share of our Class A common stock on the date on which the option is granted and the option must not be exercisable for longer than ten years following the date of grant. In the case of an incentive stock option granted to an individual who owns (or is deemed to own) at least 10% of the total combined voting power of all classes of our capital stock, the exercise price of the stock option must be at least 110% of the fair market value of a share of our Class A common stock on the date of grant and the option must not be exercisable more than five years from the date of grant.

Stock Appreciation Rights. A SAR is the right to receive an amount equal to the excess of the fair market value of one share of our Class A common stock on the date of exercise over the grant price of the SAR. The grant price of a SAR generally cannot be less than 100% of the fair market value of a share of our Class A common stock on the date on which the SAR is granted. The term of a SAR may not exceed ten years. SARs may be granted in connection with, or independent of, a stock option. SARs may be paid in cash, Class A common stock or a combination of cash and Class A common stock, as determined by the administrator.

Restricted Stock. Restricted stock is a grant of shares of Class A common stock subject to the restrictions on transferability and risk of forfeiture imposed by the administrator. In the discretion of the administrator, dividends distributed prior to vesting may be subject to the same restrictions and risk of forfeiture as the restricted stock with respect to which the distribution was made.

Restricted Stock Units. A restricted stock unit is a right to receive cash, Class A common stock or a combination of cash and Class A common stock at the end of a specified period equal to the fair market value of one share of our Class A common stock on the date of vesting. Restricted stock units may be subject to the restrictions, including a risk of forfeiture, imposed by the administrator.

Stock Awards. A stock award is a transfer of unrestricted shares of our Class A common stock on terms and conditions determined by the administrator.

Dividend Equivalents. Dividend equivalents entitle an individual to receive cash, shares of Class A common stock, other awards, or other property equal in value to dividends or other distributions paid with respect to a specified number of shares of our Class A common stock. Dividend equivalents may be awarded on a free-standing basis or in connection with another award (other than an award of restricted stock or a stock award). The administrator may provide that dividend equivalents will be paid or distributed when accrued or at a later specified date, including at the same time and subject to the same restrictions and risk of forfeiture as the award with respect to which the dividends accrue if they are granted in tandem with another award.

Other Stock-Based Awards. Subject to limitations under applicable law and the terms of the LTIP, the administrator may grant other awards related to our Class A common stock. Such awards may include, without limitation, awards that are convertible or exchangeable debt securities, other rights convertible or exchangeable into our Class A common stock, purchase rights for Class A common stock, awards with value and payment contingent upon our performance or any other factors designated by the administrator, and awards valued by reference to the book value of our Class A common stock or the value of securities of, or the performance of, our affiliates.

Cash Awards. The LTIP permits the grant of awards denominated in and settled in cash as an element of or supplement to, or independent of, any award under the LTIP.

Substitute Awards. Awards may be granted in substitution or exchange for any other award granted under the LTIP or any other right of an eligible person to receive payment from us. Awards may also be granted under the LTIP in substitution for similar awards held by individuals who become eligible persons as a result of a merger, consolidation or acquisition of another entity or the assets of another entity by or with us or one of our affiliates.

Performance Awards. Performance awards represent awards with respect to which a participant’s right to receive cash, shares of our Class A common stock, or a combination of both, is contingent upon the attainment of one or more specified performance measures during a specified period. The administrator will determine the applicable performance period, the performance goals and such other conditions that apply to each performance award. The administrator may use any business criteria and other measures of performance it deems appropriate in establishing the performance goals applicable to a performance award.

Recapitalization. In the event of any change in our capital structure or business or other corporate transaction or event that would be considered an equity restructuring, the administrator shall or may (as required by applicable accounting rules) equitably adjust the (i) aggregate number or kind of shares that may be delivered under the LTIP, (ii) the number or kind of shares or amount of cash subject to an award, (iii) the terms and conditions of awards, including the purchase price or exercise price of awards and performance goals, and (iv) the applicable share-based limitations with respect to awards provided in the LTIP, in each case to equitably reflect such event.

Change in Control. Except to the extent otherwise provided in any applicable award agreement, no award will vest solely upon the occurrence of a change in control. In the event of a change in control or other changes to us or our Class A common stock, our board of directors may, at its discretion, (i) accelerate the time of exercisability of an award, (ii) require awards to be surrendered in exchange for a cash payment (including cancelling a stock option or SAR for no consideration if it has an exercise price or the grant price less than the value paid in the transaction), or (iii) make any other adjustments to awards that the administrator deems appropriate to reflect the applicable transaction or event (including the assumption of awards by a successor).

No Repricing. Except in connection with (i) the issuance of substitute awards granted to new service providers in connection with a transaction or (ii) adjustments to awards granted under the LTIP as a result of a transaction or recapitalization involving us, without the approval of the stockholders of OneWater Inc., the terms of an outstanding option or SAR may not be amended to reduce the exercise price or grant price or to take any similar action that would have the same economic result.

Clawback. All awards granted under the LTIP are subject to reduction, cancellation or recoupment under any written clawback policy that we may adopt and that we determine should apply to awards under the LTIP.

Amendment and Termination. The LTIP will automatically expire on the tenth anniversary of its effective date. Our board of directors may amend or terminate the LTIP at any time, subject to stockholder approval if required by applicable law, rule or regulation, including the rules of the stock exchange on which our shares of Class A common stock are listed. Our board of directors may amend the terms of any outstanding award granted under the LTIP at any time so long as the amendment would not adversely affect the rights of a participant under a previously granted award without the participant’s consent (or unless required by law or unless necessary to preserve the economic value of an award).

DIRECTOR COMPENSATION

OneWater Inc. did not pay any compensation to directors until the IPO. However, we believe that disclosure regarding our directors’ compensation for the full 2020 fiscal year, which was established and, in part, paid by our predecessor, is generally appropriate and relevant to investors, and as such, is disclosed below.

Employee directors are not compensated for their additional service provided to our Board. Prior to the IPO, we compensated our non-employee directors with an annual retainer of $30,000 in cash each year. Additionally, each non-employee director that served on the audit and/or compensation committee received an additional $6,000 per committee of service. Cash retainers were paid quarterly in arrears. Non-employee independent directors were not awarded any equity compensation in connection with their service. In addition, the various chairs of Board committees received the following additional cash retainers:

●	Non-Executive Chair: $30,000

●	Audit Committee Chair: $40,000

●	Compensation Committee Chair: $20,000

During the fiscal year ended September 30, 2020, each of our non-employee directors received the compensation set forth in the table below.

Name	Fees Earned or Paid in Cash ($)(1)		Stock Awards ($)(1)		Total ($)(2)
Mitchell W. Legler		$95,250		$100,063		$195,313
John F. Schraudenbach		$55,417		$100,063		$155,480
John G. Troiano		$81,500		$100,063		$181,563
Christopher W. Bodine		$49,583		$100,063		$149,646
Jeffrey B. Lamkin		$65,250		$100,063		$165,313
Bari A. Harlam		$28,846		$27,993		$56,839
Keith R. Style(3)		$65,250		$100,063		$165,313
Pete Knowles(4)		$9,000	$	―		$9,000
David Miller(5)	$	―	$	―	$	―
Michael Smith(6)		$17,500	$	―		$17,500

(1)
Represents the aggregate grant date fair value of 2,227 restricted stock units granted to Ms. Harlam on May 12, 2020, and 6,250 restricted stock units granted to each of Messrs. Legler, Schraudenbach, Troiano, Bodine, Lamkin and Style on March 2, 2020. determined in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718, Compensation—Stock Compensation, excluding the effect of estimated forfeitures. See Note 12 to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended September 30, 2020, for a discussion of the assumptions used in determining the FASB ASC Topic 718 grant date fair value of these awards.

The restricted stock units granted to the non-employee directors vest on February 7, 2021, subject to continued service on the Board.
(2)
The directors are also eligible to receive discounts on certain purchases (including boats), services and storage and have access to demonstration boats for their personal use, but these additional perquisites did not result in any additional cost to us and therefore no amount is being reported in connection with these perquisites.

(3)
Mr. Style was granted 500 restricted preferred units in OneWater LLC on March 9, 2015 and 2,500 Class B Units in OneWater LLC on March 1, 2017. As of September 30, 2019, Mr. Style held 300 unvested restricted preferred units and 313 vested Class B Units (and no unvested Class B Units) which are, as described above under “—Narrative to Summary Compensation Table—Long Term Incentive Compensation,” similar to stock options. The unvested restricted preferred units became 100% vested upon the completion of the IPO and converted into 21,784 OneWater LLC Units.

(4)	Mr. Knowles ceased serving on the Board on February 11, 2020.
(5)	Mr. Miller ceased serving on the Board on February 11, 2020.
(6)	Mr. Smith ceased serving on the Board on February 11, 2020.

We believe that attracting and retaining qualified non-employee independent directors following our IPO will be critical to the future value of our growth and governance. We also believe that the compensation package for our non-employee independent directors should require that a portion of the total compensation package be equity-based to align the interests of these directors with our equity holders. Consequently, we pay our non-employee independent directors an annual retainer of $75,000 in cash each year and award each non-employee independent director with an annual restricted stock unit grant valued, on the date of grant, at $75,000, which will vest one year following the date of grant. In addition, the various chairs of Board committees receive the following additional cash retainers:

●	Non-Executive Chair, if any: $30,000

●	Audit Committee Chair: $20,000

●	Compensation Committee Chair: $15,000

●	Governance Committee Chair: $10,000

Cash retainers are ordinarily paid quarterly in arrears. In fiscal year 2020, Mr. Aisquith and Ms. Harlam were added to the Board. In response to the impacts of COVID-19, all of the non-employee directors agreed to defer all of their cash compensation for six months during 2020. The directors later received a one-time cash payment equal to the amounts deferred and their cash compensation levels have been restored to pre-COVID-19 levels. In addition, our non-employee independent directors are required, within five years of joining the Board, to hold shares of our common stock with a value of $225,000 (or three times the value of the base annual retainer paid to non-employee independent directors).

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

In addition to the director and executive compensation arrangements discussed above, this section describes transactions since October 1, 2018, to which we have been or will be a participant, in which the amount involved exceeded or will exceed $120,000, and in which any of our directors, executive officers or holders of more than 5% of any class of our voting stock, or any member of the immediate family of, or person sharing the household with, any of these individuals, had or will have a direct or indirect material interest.

Limited Liability Company Agreement of One Water Marine Holdings, LLC

In connection with our IPO, in February 2020, OneWater LLC amended and restated its limited liability company (the “OneWater LLC Agreement”) to, among other things provide for a single class of common units representing ownership interests in OneWater LLC and provide for certain other rights as specified therein.  The Company, our executive officers or entities controlled by our executive officers and certain of our non-executive directors (Jeffrey B. Lamkin, Mitchell W. Legler, Keith R. Style and John G. Troiano) or entities controlled by such directors are party to the OneWater LLC Agreement.

Below is a summary of certain terms of the OneWater LLC Agreement.

Redemption Rights

Under the OneWater LLC Agreement, the holders of units in OneWater LLC (“OneWater Unit Holders”), subject to certain limitations, have the right (the “Redemption Right”), to cause OneWater LLC to acquire all or a portion of their units in OneWater LLC (“OneWater LLC Units”) for, at OneWater LLC’s election, (i) shares of our Class A common stock at a redemption ratio of one share of Class A common stock for each OneWater LLC Unit redeemed, subject to conversion rate adjustments for stock splits, stock dividends and reclassification or (ii) an equivalent amount of cash. Alternatively, upon the exercise of the Redemption Right, the Company (instead of OneWater LLC) has the call right (the “Call Right”) to acquire each tendered OneWater LLC Unit directly from the OneWater Unit Holders for, at the Company’s election, (x) one share of Class A common stock or (y) an equivalent amount of cash. In addition, the Company has the right to require (i) upon the acquisition by the Company. of substantially all of the OneWater LLC Units, certain minority unitholders, or (ii) upon a change of control of the Company, each OneWater Unit Holder (other than the Company), to exercise its Redemption Right with respect to some or all of such unitholder’s OneWater LLC Units. As the OneWater Unit Holders cause their OneWater LLC Units to be redeemed, holding other assumptions constant, the Company’s membership interest in OneWater LLC will be correspondingly increased, the number of shares of Class A common stock outstanding will be increased, and the number of shares of Class B common stock will be decreased.

Distributions and Allocations

Under the OneWater LLC Agreement, subject to the obligations of OneWater LLC to make tax distributions and to reimburse the Company for its corporate and other overhead expenses, the Company has the right to determine when distributions will be made to the holders of OneWater LLC Units and the amount of any such distributions. If the Company authorizes a distribution, such distribution will be made to the holders of OneWater LLC Units generally on a pro rata basis in accordance with their respective percentage ownership of OneWater LLC Units.

The holders of OneWater LLC Units, including the Company, will generally incur U.S. federal, state and local income taxes on their share of any net taxable income of OneWater LLC. Net income and losses of OneWater LLC generally will be allocated to the holders of OneWater LLC Units on a pro rata basis in accordance with their respective percentage ownership of OneWater LLC Units, subject to requirements under U.S. federal income tax law that certain items of income, gain, loss or deduction be allocated disproportionately in certain circumstances. To the extent OneWater LLC has available cash and subject to the terms of any current or future debt instruments, the OneWater LLC Agreement requires OneWater LLC to make pro rata cash distributions to OneWater Unit Holders, including the Company, in an amount sufficient to allow the Company to pay its taxes and to make payments under the Tax Receivable Agreement (as defined below). In addition, the OneWater LLC Agreement requires OneWater LLC to make non-pro rata payments to the Company to reimburse us for our corporate and other overhead expenses, which payments are not treated as distributions under the OneWater LLC Agreement.

Issuance of Equity

The OneWater LLC Agreement provides that, except as otherwise determined by us, at any time the Company issues a share of its Class A common stock or any other equity security, the net proceeds received by the Company with respect to such issuance, if any, shall be concurrently invested in OneWater LLC, and OneWater LLC shall issue to the Company one OneWater LLC Unit or other economically equivalent equity interest. Conversely, if at any time, any shares of the Company’s Class A common stock are redeemed, repurchased or otherwise acquired, OneWater LLC shall redeem, repurchase or otherwise acquire an equal number of OneWater LLC Units held by the Company, upon the same terms and for the same price, as the shares of our Class A common stock are redeemed, repurchased or otherwise acquired.

Competition

Under the OneWater LLC Agreement, the members have agreed that affiliates of The Beekman Group (collectively, “Beekman”), and its respective affiliates are permitted to engage in business activities or invest in or acquire businesses which may compete with our business or do business with our customers. Beekman is beneficially owned and controlled by John G. Troiano, one of our directors.

Dissolution

OneWater LLC will be dissolved only upon the first to occur of (i) the sale of substantially all of its assets or (ii) an election by us to dissolve the company. Upon dissolution, OneWater LLC will be liquidated and the proceeds from any liquidation will be applied and distributed in the following manner: (a) first, to creditors (including to the extent permitted by law, creditors who are members) in satisfaction of the liabilities of OneWater LLC, (b) second, to establish cash reserves for contingent or unforeseen liabilities and (c) third, to the members in proportion to the number of OneWater LLC Units owned by each of them.

Waiver of the OneWater LLC Agreement

In connection with our follow-on offering, which closed in September 2020, the Company, Beekman, Anthony Aisquith, certain affiliates of P. Austin Singleton and certain other OneWater Unit Holders entered into a waiver agreement (the “Waiver”) to the OneWater LLC Agreement, pursuant to which the beneficial ownership limitation imposed on the Redemption Right of Special Situations Investing Group II, LLC (“Goldman”), as set forth in the OneWater LLC Agreement, was be immediately raised to 19.99% on a one-time basis upon consummation of the offering. The Waiver applied only to a redemption in connection with such offering and did not amend the OneWater LLC Agreement or otherwise waive any other requirement of the OneWater LLC Agreement.

Tax Receivable Agreement

In connection with our IPO, the Company entered into a tax receivable agreement with certain owners of OneWater LLC (the “Tax Receivable Agreement”), including certain affiliates of P. Austin Singleton, Anthony Aisquith, certain entities controlled by Jeffrey B. Lamkin, Mitchell W. Legler, Beekman and Keith R. Style.

As described above under “Limited Liability Company Agreement of One Water Marine Holdings, LLC” the OneWater Unit Holders may cause their OneWater LLC Units to be redeemed for shares of Class A common stock or cash, as applicable, in the future pursuant to the Redemption Right or the Call Right. OneWater LLC has made or intends to make for itself (and for each of its direct or indirect subsidiaries that is treated as a partnership for U.S. federal income tax purposes and that it controls) an election under Section 754 of the Code, that will be effective for the taxable year of our IPO and each taxable year in which a redemption of OneWater LLC Units pursuant to the Redemption Right or the Call Right occurs. Pursuant to the Section 754 election, the Company’s acquisition (or deemed acquisition for U.S. federal income tax purposes) of OneWater LLC Units pursuant to the Redemption Right or the Call Right are expected to result in adjustments to the tax basis of the tangible and intangible assets of OneWater LLC. These adjustments will be allocated to the Company. Such adjustments to the tax basis of the tangible and intangible assets of OneWater LLC would not have been available to the Company. absent its acquisition or deemed acquisition of OneWater LLC Units pursuant to the exercise of the Redemption Right or the Call Right. The anticipated basis adjustments are expected to increase (for tax purposes) the Company’s depreciation and amortization deductions and may also decrease the Company’s gains (or increase its losses) on future dispositions of certain assets to the extent the increase in tax basis is allocated to those assets. Such increased deductions and losses and reduced gains may reduce the amount of tax that the Company would otherwise be required to pay in the future.

The Company entered into the Tax Receivable Agreement with certain of the OneWater Unit Holders at the closing of our IPO. The Tax Receivable Agreement generally provides for the payment by the Company to such OneWater Unit Holders of 85% of the net cash savings, if any, in U.S. federal, state and local income and franchise tax (computed using the estimated impact of state and local taxes) that the Company actually realizes (or is deemed to realize in certain circumstances) in periods after the IPO as a result of, as applicable to each such OneWater Unit Holder, (i) certain increases in tax basis that occur as a result of the Company’s acquisition (or deemed acquisition for U.S. federal income tax purposes) of all or a portion of such OneWater Unit Holder’s OneWater LLC Units pursuant to the exercise of the Redemption Right or the Call Right or that relate to prior transfers of OneWater LLC Units that will be available to the Company as a result of its acquisition of those units and (ii) imputed interest deemed to be paid by the Company as a result of, and additional tax basis arising from, any payments the Company makes under the Tax Receivable Agreement. Under the Tax Receivable Agreement the Company will retain the benefit of the remaining 15% of these net cash savings. Certain of the OneWater Unit Holders’ rights (including the right to receive payments) under the Tax Receivable Agreement are transferable in connection with transfers permitted under the OneWater LLC Agreement of the corresponding OneWater LLC Units or, subject to the Company’s consent (not to be unreasonably withheld, conditioned, or delayed), after the corresponding OneWater LLC Units have been acquired pursuant to the Redemption Right or Call Right.

The payment obligations under the Tax Receivable Agreement are the Company’s obligations and not obligations of OneWater LLC, and we expect that the payments the Company will be required to make under the Tax Receivable Agreement will be substantial. Estimating the amount and timing of the Company’s realization of tax benefits subject to the Tax Receivable Agreement is by its nature imprecise. The actual increases in tax basis covered by the Tax Receivable Agreement, as well as the amount and timing of the Company’s ability to use any deductions (or decreases in gain or increases in loss) arising from such increases in tax basis, are dependent upon significant future events, including but not limited to the timing of the redemptions of OneWater LLC Units, the price of the Company’s Class A common stock at the time of each redemption, the extent to which such redemptions are taxable transactions, the amount of the redeeming unit holder’s tax basis in its OneWater LLC Units at the time of the relevant redemption, the depreciation and amortization periods that apply to the increase in tax basis, the amount, character, and timing of taxable income the Company generates in the future, the timing and amount of any earlier payments that The Company may have made under the Tax Receivable Agreement, the U.S. federal income tax rate then applicable, and the portion of The Company’s payments under the Tax Receivable Agreement that constitute imputed interest or give rise to depreciable or amortizable tax basis. Accordingly, estimating the amount and timing of payments that may become due under the Tax Receivable Agreement is also by its nature imprecise. For purposes of the Tax Receivable Agreement, net cash savings in tax generally will be calculated by comparing the Company’s actual tax liability (determined by using the actual applicable U.S. federal income tax rate and an assumed combined state and local income tax rate) to the amount it would have been required to pay had it not been able to utilize any of the tax benefits subject to the Tax Receivable Agreement. Thus, the amount and timing of any payments under the Tax Receivable Agreement are also dependent upon significant future events, including those noted above in respect of estimating the amount and timing of The Company’s realization of tax benefits.

We expect that if there were a redemption of all of the outstanding OneWater LLC Units (other than those held by the Company) immediately after this offering, and taking into account any redemptions that occur prior to or in connection with this offering, the estimated tax benefits to the Company subject to the Tax Receivable Agreement would be approximately $35.0 million, based on certain assumptions, including but not limited to a $20.00 per share offering price to the public, an estimated blended statutory U.S. federal, state and local corporate income tax rate of 24.6%, no material change in U.S. federal income tax law, and that the Company will have sufficient taxable income to utilize such estimated tax benefits. If the Tax Receivable Agreement were terminated immediately after this offering and based on the same assumptions used to estimate the tax benefit, the estimated early termination payment would be approximately $26.0 million (calculated using a discount rate equal to one-year LIBOR plus 100 basis points, applied against an undiscounted liability of approximately $29.8 million, representing an amount equal to 85% of the approximately $35.0 million of estimated tax benefits to the Company that are subject to the Tax Receivable Agreement). The foregoing numbers are merely estimates and the actual tax benefits and early termination payments could differ materially.

A delay in the timing of redemptions of OneWater LLC Units, holding other assumptions constant, would be expected to decrease the discounted value of the amounts payable under the Tax Receivable Agreement as the benefit of the depreciation and amortization deductions would be delayed and the estimated increase in tax basis could be reduced as a result of allocations of OneWater LLC taxable income to the redeeming unit holder prior to the redemption. Stock price increases or decreases at the time of each redemption of OneWater LLC Units would be expected to result in a corresponding increase or decrease in the undiscounted amounts payable under the Tax Receivable Agreement in an amount equal to 85% of the tax-effected change in price. The amounts payable under the Tax Receivable Agreement are dependent upon the Company having sufficient future taxable income to utilize the tax benefits on which it is required to make payments under the Tax Receivable Agreement. If the Company’s projected taxable income is significantly reduced, the expected payments would be reduced to the extent such tax benefits do not result in a reduction of the Company’s future income tax liabilities.

The foregoing amounts are merely estimates and the actual payments could differ materially. It is possible that future transactions or events could increase or decrease the actual tax benefits realized and the corresponding Tax Receivable Agreement payments as compared to the foregoing estimates. Moreover, there may be a negative impact on our liquidity if, as a result of timing discrepancies or otherwise, (i) the payments under the Tax Receivable Agreement exceed the actual benefits the Company realizes in respect of the tax attributes subject to the Tax Receivable Agreement and/or (ii) distributions to the Company by OneWater LLC are not sufficient to permit the Company to make payments under the Tax Receivable Agreement after it has paid its taxes and other obligations. Please read “Risk Factors—Risks Related to this Offering and Our Class A Common Stock—In certain cases, payments under the Tax Receivable Agreement may be accelerated and/or significantly exceed the actual benefits, if any, the Company realizes in respect of the tax attributes subject to the Tax Receivable Agreement.” The payments under the Tax Receivable Agreement will not be conditioned upon a holder of rights under the Tax Receivable Agreement having a continued ownership interest in either OneWater LLC or the Company.

In addition, although the Company is not aware of any issue that would cause the IRS or other relevant tax authorities to challenge potential tax basis increases or other tax benefits covered under the Tax Receivable Agreement, the applicable OneWater Unit Holders will not reimburse the Company for any payments previously made under the Tax Receivable Agreement if such basis increases or other benefits are subsequently disallowed, except that excess payments made to any such holder will be netted against future payments otherwise required to be made, if any, to such holder after the Company’s determination of such excess (which determination may be made a number of years following the initial payment and after future payments have been made). As a result, in such circumstances, the Company could make payments that are greater than its actual cash tax savings, if any, and may not be able to recoup those payments, which could adversely affect the Company’s liquidity.

The term of the Tax Receivable Agreement commenced upon the completion of the IPO and will continue until all tax benefits that are subject to the Tax Receivable Agreement have been utilized or expired, unless the Company exercises its right to terminate the Tax Receivable Agreement. In the event that the Tax Receivable Agreement is not terminated, the payments under the Tax Receivable Agreement are anticipated to commence in 2022 and to continue for 20 years after the date of the last redemption of the OneWater LLC Units. Accordingly, it is expected that payments will continue to be made under the Tax Receivable Agreement for more than 22 years. Payments will generally be made under the Tax Receivable Agreement as the Company realizes actual cash tax savings in periods after this offering from the tax benefits covered by the Tax Receivable Agreement. However, if the Company experiences a change of control (as defined under the Tax Receivable Agreement, which includes certain mergers, asset sales and other forms of business combinations) or the Tax Receivable Agreement terminates early (at the Company’s election or as a result of the Company’s breach), the Company would be required to make an immediate payment equal to the present value of the anticipated future payments to be made by it under the Tax Receivable Agreement (determined by applying a discount rate equal to one-year LIBOR plus 100 basis points) and such early termination payment is expected to be substantial. The calculation of anticipated future payments will be based upon certain assumptions and deemed events set forth in the Tax Receivable Agreement, including (i) that the Company has sufficient taxable income to fully utilize the tax benefits covered by the Tax Receivable Agreement, and (ii) that any OneWater LLC Units (other than those held by the Company) outstanding on the termination date are deemed to be redeemed on the termination date. Any early termination payment may be made significantly in advance of, and may materially exceed, the actual realization, if any, of the future tax benefits to which the early termination payment relates.

The Tax Receivable Agreement provides that in the event that the Company breaches any of its material obligations under it, whether (i) as a result of its failure to make any payment when due (including in cases where the Company elects to terminate the Tax Receivable Agreement early, the Tax Receivable Agreement is terminated early due to certain mergers, asset sales, or other forms of business combinations or changes of control or the Company has available cash but fails to make payments when due under circumstances where the Company does not have the right to elect to defer the payment, as described below), (ii) as a result of the Company’s failure to honor any other material obligation under it, or (iii) by operation of law as a result of the rejection of the Tax Receivable Agreement in a case commenced under the U.S. Bankruptcy Code or otherwise, then the applicable OneWater Unit Holders may elect to treat such breach as an early termination, which would cause all the Company’s payment and other obligations under the Tax Receivable Agreement to be accelerated and become due and payable applying the same assumptions described above.

As a result of either an early termination or a change of control, the Company could be required to make payments under the Tax Receivable Agreement that exceed its actual cash tax savings under the Tax Receivable Agreement. In these situations, the Company’s obligations under the Tax Receivable Agreement could have a substantial negative impact on our liquidity and could have the effect of delaying, deferring or preventing certain mergers, asset sales, or other forms of business combinations or changes of control that could be in the best interests of holders of Class A common stock or reducing the consideration paid in any such transaction to holders of Class A common stock. There can be no assurance that the Company will be able to meet its obligations under the Tax Receivable Agreement.

Decisions we make in the course of running our business, such as with respect to mergers, asset sales, other forms of business combinations or other changes in control, may influence the timing and amount of payments that are received by the applicable OneWater Unit Holders under the Tax Receivable Agreement. For example, the earlier disposition of assets following a redemption of OneWater LLC Units may accelerate payments under the Tax Receivable Agreement and increase the present value of such payments, and the disposition of assets before a redemption of OneWater LLC Units may increase the applicable OneWater Unit Holders’ tax liability without giving rise to any rights of the applicable OneWater Unit Holders to receive payments under the Tax Receivable Agreement. Such effects may result in differences or conflicts of interest between the interests of the applicable OneWater Unit Holders and other stockholders.

Payments generally are due under the Tax Receivable Agreement within 5 business days following the finalization of the schedule with respect to which the payment obligation is calculated. However, interest on such payments will begin to accrue from the due date (without extensions) of the Company’s U.S. federal income tax return for the period to which such payments relate until such payment due date at a rate equal to one-year LIBOR plus 150 basis points. Except in cases where the Company elects to terminate the Tax Receivable Agreement early or it is otherwise terminated as described above, generally the Company may elect to defer payments due under the Tax Receivable Agreement if the Company does not have available cash to satisfy its payment obligations under the Tax Receivable Agreement or if the Company’s contractual obligations limit its ability to make these payments. Any such deferred payments under the Tax Receivable Agreement generally will accrue interest from the due date for such payment until the payment date at a rate of one-year LIBOR plus 550 basis points. However, interest will accrue from the due date for such payment until the payment date at a rate of one-year LIBOR plus 150 basis points if the Company is unable to make such payment as a result of limitations imposed by existing credit agreements. the Company has no present intention to defer payments under the Tax Receivable Agreement.

The Tax Receivable Agreement generally may be amended if approved in writing by the Company, the majority of holders of rights under the Tax Receivable Agreement and, so long as Goldman and Beekman hold rights under the Tax Receivable Agreement, Goldman and Beekman. To the extent an amendment would disproportionately affect payments made to certain holders of rights under the Tax Receivable Agreement, such amendment would require the written consent of such holders. Because the Company is a holding company with no operations of its own, its ability to make payments under the Tax Receivable Agreement is dependent on the ability of OneWater LLC to make distributions to the Company in an amount sufficient to cover the Company’s obligations under the Tax Receivable Agreement. This ability, in turn, may depend on the ability of OneWater LLC’s subsidiaries to make distributions to it. The ability of OneWater LLC, its subsidiaries and other entities in which it directly or indirectly holds an equity interest to make such distributions will be subject to, among other things, the applicable provisions of Delaware law (or other applicable jurisdiction) that may limit the amount of funds available for distribution and restrictions in relevant debt instruments issued by OneWater LLC or its subsidiaries and/other entities in which it directly or indirectly holds an equity interest. To the extent that the Company is unable to make payments under the Tax Receivable Agreement for any reason, such payments will be deferred and will accrue interest until paid.

Registration Rights Agreement

On February 11, 2020, in connection with the closing of our IPO, we entered into a registration rights agreement (the “Registration Rights Agreement”) with Goldman and Beekman, previously filed as Exhibit 4.1 to our Current Report on Form 8-K, filed with the SEC on February 18, 2020. Pursuant to the Registration Rights Agreement, we agreed to register the sale of shares of Class A common stock under certain circumstances, as described below.

Subject to the certain limitations, any Holder(s) (as defined in the Registration Rights Agreement) has the right to require us to prepare and file a registration statement registering the offer and sale of a certain number of Registrable Securities (as defined in the Registration Rights Agreement). Generally, we are required to file such registration statement within 45 business days of such Demand Notice (as defined in the Registration Rights Agreement); or, if we are not then eligible to register the Registrable Securities for resale on Form S-3, within 60 business days of such Demand Notice. Subject to certain exceptions, we will not be obligated to effect a demand registration within 90 business days after the closing of any underwritten offering of shares of Class A common stock requested by a Holder.

We are not obligated to file more than three demand registrations for each Holder or its affiliates. We are also not obligated to effect any demand registration, among other things, unless the Registrable Securities requested to be included therein have an aggregate value of at least $7.5 million or consist of all of the Registrable Securities then held by the Holder(s) delivering the notice (the “Initiating Holder(s)”), as applicable.

In addition, any Initiating Holder(s) then able to effectuate a demand registration has the right, upon written notice to us to require us, subject to certain limitations, to effect a distribution of any or all of its shares of Class A common stock by means of an underwritten offering; provided, that the Registrable Securities of such Initiating Holder(s) requested to be included in such underwritten offering have an aggregate value of at least equal to $7.5 million or consist of all of the Registrable Securities then held by such Initiating Holder as of such date.

Subject to certain exceptions, if at any time we propose to register an offering of Class A common stock or conduct an underwritten offering, whether or not for our own account, then we must notify each Holder of such proposal reasonably in advance of the anticipated submission or filing date (in the case of a registration) or the commencement of the offering (in the case of an underwritten offering), to allow such Initiating Holder(s) to include a specified number of their shares of Class A common stock in that registration statement or underwritten offering, as applicable.

These registration rights are subject to certain conditions and limitations, including the right of the underwriters to limit the number of shares to be included in a registration or offering and our right to delay or withdraw a registration statement under certain circumstances. Subject to certain limitations, we will generally pay all registration expenses in connection with its obligations under the Registration Rights Agreement.

GS/BIP Credit Facility

On October 28, 2016, OneWater LLC and certain of our subsidiaries entered into the Credit and Guaranty Agreement with Beekman, as a lender, Goldman Sachs Specialty Lending Group, L.P., as a lender, administrative agent and collateral agent, and various lender parties thereto (as amended, the “GS/BIP Credit Facility”).  As amended terms of the GS/BIP Credit Facility immediately preceding the IPO consisted of an up to $60.0 million multi-draw term loan facility and a $5.0 million revolving line of credit. The largest amount of principal outstanding (including accrued interest) during the term of the GS/BIP Credit Facility was $64.8 million. As of September 30, 2019, we had $63.9 million of principal outstanding (including accrued interest) under the multi-draw term loan and no amount outstanding under the revolving line of credit. As of September 30, 2018, we had $31.4 million principal (including accrued interest) outstanding under the multi-draw term loan and no amount outstanding under the revolving line of credit. All amounts owed were guaranteed by us and certain of our subsidiaries.

The annual interest rate on the GS/BIP Credit Facility was equal to (i) the Applicable Cash Rate (as defined in the GS/BIP Credit Facility), which was payable in cash, plus (ii) the Applicable PIK Rate (as defined in the GS/BIP Credit Facility), which was payable in kind by increasing the principal amount of the underlying loan, which rates are set forth below. Additionally, we paid a commitment fee calculated based on the unused amount under the multi-draw term loan facility and revolving line of credit, times 0.50% per annum.

Time Period	Applicable Cash Rate	Applicable PIK Rate
October 28, 2016 through October 31, 2018	0.00%	10.00%
November 1, 2018 through October 31, 2019	4.00%	6.00%
November 1, 2019 through October 31, 2020	6.00%	4.00%
November 1, 2020 through the maturity date and thereafter	8.00%	2.00%

The GS/BIP Credit Facility was replaced with the Term and Revolver Credit Facility (defined below), as further described below. At the time of execution of the Term and Revolver Credit Facility, we had $64.8 million outstanding under the GS/BIP Credit Facility (including accrued interest), which amount was refinanced and treated as outstanding under the Term and Revolver Credit Facility.

Term and Revolver Credit Facility

On February 11, 2020, in connection with the IPO, the Company entered into the Amended and Restated Credit and Guaranty Agreement, by and among the Company, OneWater LLC and its subsidiaries, with Goldman Sachs Specialty Lending Group, L.P. (the “Term and Revolver Credit Facility”) which, among other things, modified the terms of the GS/BIP Credit Facility to (i) increase the revolving facility from $5.0 million to $10.0 million, (ii) increase the maximum available under the multi-draw term loan from $60.0 million to $100.0 million, (iii) provide an uncommitted and discretionary Multi-Draw Term Loan accordion feature of up to $20.0 million, (iv) amend the repayment schedule of the Multi-Draw Term Loan to commence on March 31, 2022 (v) amend the scheduled maturity date of the Revolving Facility and Multi-Draw Term Loan to be February 11, 2025 and (vi) remove OWM BIP Investor, LLC as a lender. The Term and Revolver Credit Facility bore interest at a rate that is equal to, at the Company’s option, (a) LIBOR for such interest period (subject to a 1.50% floor) plus an applicable margin of up to 7.00%, subject to step-downs to be determined based on certain financial leverage ratio measures, or (b) a base rate (subject to a 4.50% floor) plus an applicable margin of up to 6.00%, subject to step-downs to be determined based on certain financial leverage ratio measures. Interest was payable quarterly for base rate borrowings and up to quarterly for LIBOR borrowings. The Term and Revolver Credit Facility included the option for the Company to defer cash payments of interest for twelve months and add the accrued interest to the outstanding principal of the note payable. The election of this feature was made for the period ended March 31, 2020, and as a result, the interest rate would increase by 2.0% for the corresponding twelve months.

Immediately upon entering into the Term and Revolver Credit Facility, we borrowed an additional $35.3 million on the Multi-Draw Term Loan to bring our total indebtedness to $100.0 million. The largest amount of principal outstanding (including accrued interest) during the nine months ended June 30, 2020 under the Term and Revolver Credit Facility was $104.1 million. As of June 30, 2020, the outstanding balance (including accrued interest) under the Term and Revolver Credit Facility was $104.1 million. Because we elected to defer cash interest payments, we did not make any interest payment during the nine months ended June 30, 2020 and such accrued interest was added to the outstanding principal. As of June 30, 2020, we had not drawn down on our Revolving Facility. We were in compliance with all covenants under the Term and Revolver Credit Facility as of September 30, 2020.

On July 22, 2020 the Company and certain of its subsidiaries terminated and repaid all indebtedness outstanding under the Term and Revolver Credit Facility. The total payment to terminate the Term and Revolver Credit Facility was $109.0 million which included principal and accrued interest of $104.8 million as well as other fees associated with the extinguishment.

Opco Preferred Units

On October 28, 2016, Goldman and Beekman entered into a Subscription Agreement with certain of our subsidiaries, pursuant to which Goldman and Beekman purchased 45,000 and 23,000 preferred units (“Opco Preferred Units”) in our subsidiary One Water Assets & Operations, LLC (“Opco”), representing 66.2% and 33.8% of the total Opco Preferred Units outstanding for purchase prices of approximately $44.4 million and $22.7 million, respectively. As holders of the Opco Preferred Units, Goldman and Beekman were entitled to (i) a “preferred return” at a rate of 10% per annum, compounded quarterly, on (a) the aggregate amount of capital contributions made, minus any prior distributions (the “unreturned preferred amount”), plus (b) any unpaid preferred returns for prior periods, and (ii) a “preferred target distribution” at a rate of 10% per annum on the unreturned preferred amount multiplied by (a) 40% for the calendar quarters ending December 31, 2018, March 31, 2019, June 30, 2019 and September 30, 2019, (b) 60% for each calendar quarters ending December 31, 2019, March 31, 2020, June 30, 2020 and September 30, 2020, and (c) 80% for each calendar quarter thereafter. The preferred target distribution proportionally adjusted the amount of capital contribution of each holder of Opco Preferred Units.

We used the net proceeds from our IPO, together with cash on hand and borrowings under the Term and Revolver Credit Facility, to redeem all of the shares of Opco Preferred Units held by Goldman and Beekman for an aggregate redemption amount of $87.3 million, exclusive of $1.3 million in issuance costs.

OneWater LLC Warrants

Additionally, pursuant to the Subscription Agreement dated October 28, 2016, Goldman purchased warrants (“Goldman Warrants”) to acquire OneWater LLC Units, and Beekman purchased warrants (“Beekman Warrants,” and together with the Goldman Warrants, the “LLC Warrants”) to acquire OneWater LLC Units, each under private placement exemptions.

Goldman purchased the Goldman Warrants for an aggregate purchase price of approximately $0.6 million, which warrants are exercisable for OneWater LLC Units that represent 16.6% of the OneWater LLC Units outstanding. Beekman purchased the Beekman Warrants for an aggregate purchase price of approximately $0.3 million, which warrants are exercisable for OneWater LLC Units that represent 8.4% of the OneWater LLC Units outstanding. The LLC Warrants were exercisable at a price of $0.0001 per OneWater LLC Unit. In connection with the Reorganization and IPO, the LLC Warrants were exercised in full for common units of OneWater LLC, which eliminated the liability accounting and fair value adjustments for the LLC Warrants for all periods after the Reorganization. Goldman and Beekman received an aggregate of 2,148,806 OneWater LLC Units upon exercise of the LLC Warrants.

Personal Guarantees Under the Inventory Financing Facility

In connection with our Sixth Amended and Restated Inventory Financing Agreement with Wells Fargo Commercial Distribution Finance, LLC and various lender parties thereto (as amended, the “Inventory Financing Facility”), in their individual capacities, (i) P. Austin Singleton, our Chief Executive Officer and Director, entered into that Third Amended and Restated Guaranty dated June 14, 2018, and (ii) Anthony Aisquith, our President, Chief Operating Officer and Director entered into that Third Amended and Restated Guaranty dated June 14, 2018, for the benefit of Wells Fargo Commercial Distribution Finance, LLC, as Agent to the Inventory Financing Facility. Mr. Singleton and Mr. Aisquith have each personally guaranteed $124.0 million and $225.4 million as of September 30, 2020 and 2019 respectively, of the amounts due under the Inventory Financing Facility. Mr. Aisquith’s guarantee is limited to circumstances involving fraud or disposal of collateral without payment to the lenders. In connection with the personal guarantee, we paid Mr. Singleton a guarantee fee in the amount of $296,775 in fiscal year 2020 and $690,950 in fiscal year 2019. No guarantee fees were paid by us to Mr. Aisquith in the last two fiscal years.

Leases

We entered into store leases, as listed below, with certain related parties for which we incurred an aggregate of $2.0 million and $1.9 million in lease expense in the fiscal years ended September 30, 2020 and 2019, respectively. We currently lease the following retail facilities with the following related parties:

Location	Related Party	Fiscal Year 2020 Lease Amount	Fiscal Year 2019 Lease Amount
Alabama
Dadeville and Equality	P. Austin Singleton	$302,250	$279,000
Florida
Destin	Peter and Teresa Bos	$645,572	$638,510
Panama City Beach (Location No. 1)	Peter and Teresa Bos	$124,811	$125,016
Panama City Beach (Location No. 2)	Peter and Teresa Bos	$363,257	$363,854
Georgia / Texas
Buford, GA	P. Austin Singleton	$175,500	$162,000
Fortson, GA and Conroe, TX	P. Austin Singleton	$342,875	$316,500

Peter and Teresa Bos hold more than 10% of the voting power of the Company. P. Austin Singleton currently serves as a Director and as our Chief Executive Officer and holds more than 10% of the voting power of the Company.

Consignment Inventory

We currently have an inventory consignment relationship with Global Marine Finance, LLC, an entity in which P. Austin Singleton, our Chief Executive Officer and a Director, and Anthony Aisquith, our President, Chief Operating Officer and a Director, maintain ownership interests. Under the inventory consignment arrangements, we display certain boats and yachts for sale in our stores, and once we enter into a retail sales agreement with a customer, we purchase the consigned boats or yachts from Global Marine Finance, LLC. We made payments to Global Marine Finance, LLC in the amounts of $60.7 million and $30.7 million in fiscal years 2020 and 2019, respectively.

Maintenance, Repair and Other Services

We have entered into various arrangements with related parties for the purchase and sale of new and pre-owned boats and for maintenance, repair and other services. The related party, nature of the transaction, and the amounts involved are set forth in the table below:

		Amount for the Fiscal Years Ended September 30,
Related Party	Nature of Transaction	2020	2019
Peter and Teresa Bos, through Legendary Boating Club, LLC	Boat purchases and repair services	$451,483	$266,018
P. Austin Singleton and Anthony Aisquith, through Diverse Offerings, LLC	Financing for boat purchases by customers paid to the Company	$5,969	$2,236,107
Peter and Teresa Bos through Friend*Ship, LLC	Boat purchase and repair services	$213,935	$—

Peter and Teresa Bos hold more than 10% of the voting power of the Company. P. Austin Singleton currently serves as a Director and as our Chief Executive Officer and holds more than 10% of the voting power of the Company. Anthony Aisquith is our President, Chief Operating Officer and a Director.

Corporate Reorganization

In connection with the corporate reorganization (the “Reorganization”) undertaken in connection with our IPO, the Company and our affiliates engaged in certain transactions with certain affiliates and the members of OneWater LLC. In addition to entering into the OneWater LLC Agreement, Registration Rights Agreement and Tax Receivable Agreement, and redeeming the Opco Preferred Units and exercising the LLC Warrants, all as described above, the Company and/or its affiliates also entered into the following transactions with related parties:

●
The Company contributed all of the net proceeds of our IPO to OneWater LLC in exchange for OneWater LLC Units. OneWater LLC used the net proceeds, cash on hand and borrowings under the Term & Revolver Credit Facility (i) to pay $3.2 million to one member of OneWater LLC (an entity in which certain of our related parties have an interest, including Peter and Teresa Bos and Mr. Legler) in exchange for the surrender of a preferred distribution right and (ii) to contribute cash to Opco in exchange for additional units therein, with Opco using such cash to fully redeem the preferred interest in the subsidiary held by Goldman and Beekman. Additionally, the Company provided certain of the existing owners of OneWater LLC, including Goldman and Beekman and certain members of the Company’s management team, the right to receive a tax distribution to cover taxable income arising as a result of OneWater LLC’s operating income through the period ending on the date of the closing of the IPO.

●
Certain OneWater Unit Holders, including our executive officers and certain of our non-executive directors (Messrs. Lamkin, Legler, Style and Troiano), or entities controlled by such directors, exchanged their existing membership interests in OneWater LLC for OneWater LLC Units;

●	Certain owners of OneWater LLC, including Beekman, contributed, directly or indirectly, their OneWater LLC Units to the Company in exchange for shares of Class A common stock; and

●	Each OneWater Unit Holder received a number of shares of Class B common stock equal to the number of OneWater LLC Units held by such OneWater Unit Holder following the IPO.

Domain Purchase Agreement

On August 22, 2020, we entered into the Domain Purchase Agreement with Boats4Sale. Pursuant to the Purchase Agreement, Opco purchased the website domain name “Boatsforsale.com” (including all related goodwill) from Boats4Sale in exchange for cash consideration of $396,769. The Purchase Agreement includes customary representations, warranties and covenants by Opco and Boats4Sale.

The Company’s Chief Executive Officer, P. Austin Singleton, and President and Chief Operating Officer, Anthony Aisquith, are the controlling members of the entity that holds a 95% interest in Boats4Sale and that serves as its sole manager. Jeffrey Lamkin, a director of the Company, is the sole manager of an entity that holds a 2.5% interest in Boats4Sale. The transaction was approved in accordance with the Company’s Related Party Transactions Policy.

Related Persons Transaction Policy

A “Related Party Transaction” is a transaction, arrangement or relationship in which we or any of our subsidiaries was, is or will be a participant, the amount of which involved exceeds $120,000, and in which any related person had, has or will have a direct or indirect material interest. A “related person” means:

●	any person who is, or at any time during the applicable period was, one of our executive officers or one of our directors;

●	any person who is known by us to be the beneficial owner of more than 5.0% of any class of our voting securities;

●
any immediate family member of any of the foregoing persons, which means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law of a director, executive officer or a beneficial owner of more than 5.0% of our Class A common stock, and any person (other than a tenant or employee) sharing the household of such director, executive officer or beneficial owner of more than 5.0% of our Class A common stock; and

●
any firm, corporation or other entity in which any of the foregoing persons is a partner or principal or in a similar position or in which such person has a 10.0% or greater beneficial ownership interest.

Our Board of Directors has adopted a written related party transactions policy. Pursuant to this policy, our nominating and governance committee will review all material facts of all Related Party Transactions and either approve or disapprove entry into the Related Party Transaction, subject to certain limited exceptions. In determining whether to approve or disapprove entry into a Related Party Transaction, our nominating and governance committee will take into account, among other factors, the following: (i) whether the Related Party Transaction is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances and (ii) the extent of the related person’s interest in the transaction. Furthermore, the policy requires that all Related Party Transactions required to be disclosed in our filings with the SEC be so disclosed in accordance with applicable laws, rules and regulations.

Additionally, any amounts due under advances or loans that we have entered into with our directors, executive officers or principal stockholders were retired or repaid in full prior to the public filing of the registration statement relating to our IPO with the SEC.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information with respect to the beneficial ownership of our Class A common stock and our Class B common stock as of  January 4, 2021, by:

●	each of our named executive officers;

●	each of our directors;

●	all of our directors and executive officers as a group; and

●	each person, or group of affiliated persons, known by us to beneficially own more than 5% of our outstanding shares of Class A common stock or Class B common stock.

Beneficial ownership is determined in accordance with the rules of the SEC and generally includes any shares over which a person exercises sole or shared voting or investment power.  Shares of common stock issuable under options or warrants that are exercisable within 60 days after January 4, 2021, are deemed beneficially owned and such shares are used in computing the percentage ownership of the person holding the options or warrants but are not deemed outstanding for the purpose of computing the percentage ownership of any other person.  The information contained in the following table is not necessarily indicative of beneficial ownership for any other purpose, and the inclusion of any shares in the table does not constitute an admission of beneficial ownership of those shares.

Unless otherwise indicated below, to our knowledge, and subject to applicable community property laws, all persons named in the table have sole voting and dispositive power with respect to their shares of common stock, except to the extent authority is shared by spouses under community property laws.

Our calculation of the percentage of beneficial ownership is based on 10,867,291 shares of Class A common stock and 4,108,007 shares of our Class B common stock outstanding as of January 4, 2021.

Unless otherwise indicated below, the address of each beneficial owner listed in the table below is c/o OneWater Marine Inc., 6275 Lanier Islands Parkway, Buford, Georgia 30518.

Name of Beneficial Owner	Number of Shares of Common Stock Beneficially Owned		Percentage of Shares of Common Stock Beneficially Owned		Percentage of Voting Power(1)
	Class A	Class B	Class A	Class B
5% Stockholders:
Entities affiliated with Peter and Teresa Bos(2)	847,378	1,145,044	7.8%	27.9%	13.3%
Entities affiliated with P. Austin Singleton(3)	138,360	1,336,312	1.3%	32.5%	9.8%
Anthony Aisquith(4)	6,333	1,039,101	0.1%	25.3%	7.0%
Entities affiliated with Beekman(5)	488,052	222,025	4.5%	5.4%	4.7%
Royce & Associates, LP(6)	846,115	−	7.8%	−	5.7%
Gilder, Gagnon, Howe & Co. LLC(7)	635,823	−	5.9%	−	4.2%
American Century Capital Portfolios, Inc. (8)	1,353,382	−	12.6%	−	9.0%
Directors and Executive Officers:
P. Austin Singleton(3)	138,360	1,336,312	1.3%	32.5%	9.8%
Anthony Aisquith(4)	6,333	1,039,101	*	25.3%	7.0%
Jack Ezzell(9)	12,500	−	*	*	*
Christopher Bodine(10)	6,250	−	*	*	*
Bari A. Harlam(11)	2,227	−	*	*	*
Jeffrey Lamkin(12)	31,250	300,000	*	7.3%	2.2%
Mitchell Legler(13)	63,639	−	*	*	*
John Schraudenbach(14)	14,350	−	*	*	*
Keith Style(15)	29,153	−	*	*	*
John Troiano(5)	488,052	222,025	4.5%	5.4%	4.7%
All executive officers and directors as a group (10 persons)	792,115	2,897,438	7.3%	70.5%	24.6%

*	Represents beneficial ownership of less than one percent (1%) of the outstanding common stock or voting power, as applicable.

(1) Represents percentage of voting power of our Class A common stock and Class B common stock voting together as a single class. The OneWater Unit Holders hold one share of Class B common stock for each OneWater LLC Unit.

(2) Includes (a) 847,378 shares of Class A common stock and 204,858 shares of Class B common stock held by Peter H. Bos, Jr. and Teresa D. Bos as tenants in the entirety and (b) 940,186 shares of Class B common stock held by Legendary Investments LLC, which is controlled by Peter H. Bos, Jr. and Teresa D. Bos. The mailing address of these individuals and entities is 4471 Legendary Drive, Destin, Florida 32541. Peter H. Bos, Jr. and Teresa D. Bos are affiliated with Legendary Marine, which combined with Singleton Marine in 2014 to form OneWater LLC.

(3) Includes (a) 134,027 shares of Class A common stock and 514,373 shares of Class B common stock directly owned by Auburn OWMH, LLLP, (b) 345,678 shares of Class B common stock directly owned by the Philip Singleton Irrevocable Trust, dated December 24, 2015 (the “12/24 Trust”), (c) 476,261 shares of Class B common stock directly owned by the Austin Singleton Irrevocable Trust, dated December 30, 2015 (the “12/30 Trust”) and (d) 4,333 shares of Class A common stock underlying restricted stock units granted to Mr. Singleton that are scheduled to vest within 60 days after January 4, 2021. The general partner of Auburn OWMH, LLLP is Singleton Asset Management, LLC, for which P. Austin Singleton is the sole manager. Singleton Asset Management, LLC has sole voting and investment control over shares held by Auburn OWMH, LLLP. The 12/24 and 12/30 Trusts have third-party trustees, but Mr. Singleton may be deemed a beneficial owner of the shares held by the trusts. In connection with a personal loan to Mr. Singleton, the 12/30 Trust has entered into a pledge agreement, pursuant to which the 12/30 Trust has granted to the lender a security interest in 476,261 LLC Units and shares of Class B common stock held by the 12/30 Trust.

(4) Includes (a) 2,000 and 693,423 shares of Class A common stock and Class B common stock, respectively, held directly by Mr. Aisquith, (b) 345,678 shares of Class B common stock held by the 12/24 Trust, a selling stockholder for which Mr. Aisquith is a co-trustee and in which he has no pecuniary interest and (c) 4,333 shares of Class A common stock underlying restricted stock units granted to Mr. Aisquith that are scheduled to vest within 60 days after January 4, 2021.

(5) Includes (a) 67,275 shares of Class A common stock directly owned by Beekman Investment Partners AIV III-OWM, L.P., (b) 414,527 shares of Class A common stock directly owned by Beekman Investment Partners III, LP, (c) 222,025 shares of Class B common stock directly owned by OWM BIP Investor, LLC, and (d) 6,250 shares of Class A common stock underlying restricted stock units granted to Mr. Troiano that are scheduled to vest within 60 days after January 4, 2021. Beekman Investment Partners III, L.P. is an investment fund managed by a general partner, Beekman Investment Group III, LLC (“BIG III”). Beekman Investment Partners AIV III-OWM, L.P. (“AIV III”) is an investment fund that is managed by a general partner, BIG III. OWM BIP Investor, LLC is an investment vehicle wholly owned by AIV III. Mr. Troiano is the sole manager of BIG III. The mailing address for AIV III, Beekman Investment Partners III, LP and OWM BIP Investor, LLC is c/o The Beekman Group, 530 Fifth Avenue, 23rd Floor, New York, New York 10036.

(6)  Based on information obtained from a Schedule 13G/A filed with the SEC on December 2, 2020 by Royce & Associates, LP. Royce & Associates, LP reported that, as of December 2, 2020, it had sole voting and dispositive power with respect to 846,115 shares of our Class A common stock. The mailing address of Royce & Associates, LP is 745 Fifth Avenue, New York, NY 10151.

(7) Based on information obtained from a Schedule 13G filed with the SEC on April 10, 2020 by Gilder, Gagnon, Howe & Co. LLC (“Gilder”). Gilder reported that as of March 31, 2020, it had shared dispositive power with respect to 635,823 shares of our Class A common stock, which shares are held in customer accounts over which partners and/or employees of Gilder have discretionary authority to dispose of or direct the disposition of the shares. The mailing address of Gilder, Gagnon, Howe & Co. LLC is 475 10th Avenue, New York, NY 10018.

(8) Based on information obtained from a Schedule 13G/A filed with the SEC on December 8, 2020 by American Century Capital Portfolios, Inc. (“ACCP”), American Century Investment Management, Inc. (“ACIM”), American Century Companies, Inc. (“ACC”) and Stowers Institute For Medical Research, solely in its capacity as control entity of ACC (“Stowers”). As reported in the Schedule 13G, as of December 8, 2020, ACCP had sole voting and dispositive power with respect to 1,048,771 shares of our Class A common stock, and each of ACIM, ACC and Stowers had sole dispositive power with respect to 1,353,382 shares of our Class A common stock. The mailing address of ACCP, ACIM, ACC and Stowers is 4500 Main Street, 9th Floor, Kansas City, Missouri 64111.

(9) Includes 12,500 shares of Class A common stock underlying restricted stock units granted to Mr. Ezzell that are scheduled to vest within 60 days after January 4, 2021.

(10) Includes 6,250 shares of Class A common stock underlying restricted stock units granted to Mr. Bodine that are scheduled to vest within 60 days after January 4, 2021.

(11) Includes 2,227 shares of Class A common stock underlying restricted stock units granted to Ms. Harlam that are scheduled to vest within 60 days after January 4, 2021.

(12) Includes (a) 25,000 shares of Class A common stock directly owned by Nantahala Legacy Partners LLC, (b) 150,000 shares of Class B common stock directly owned by L13, LLLP, (c) 150,000 shares of Class B common stock directly owned by JBL Investment Holdings, LLLP and (d) 6,250 shares of Class A common stock underlying restricted stock units granted to Mr. Lamkin that are scheduled to vest within 60 days after January 4, 2021. Sea Oats Management, LLC is the manager of Nantahala Legacy Partners LLC, for which Mr. Lamkin serves as sole manager and has sole voting and investment control over such shares held by Nantahala Legacy Partners LLC. The general partner of both L13, LLLP and JBL Investment Holdings, LLLP is Sea Oats Management, LLC, for which Mr. Lamkin serves as sole manager and has sole voting and investment control over shares held by L13, LLLP and JBL Investment Holdings, LLLP. The mailing address of Nantahala Legacy Partners LLC, L13, LLLP and JBL Investment Holdings, LLLP is 1023 State Highway 361, Suite C, #218, Port Aransas, Texas 78373.

(13) Includes 6,250 shares of Class A common stock underlying restricted stock units granted to Mr. Legler that are scheduled to vest within 60 days after January 4, 2021.

(14) Includes 6,250 shares of Class A common stock underlying restricted stock units granted to Mr. Schraudenbach that are scheduled to vest within 60 days after January 4, 2021.

(15) Includes 6,250 shares of Class A common stock underlying restricted stock units granted to Mr. Style that are scheduled to vest within 60 days after January 4, 2021.

REPORT OF THE AUDIT COMMITTEE

The audit committee evaluates auditor performance, manages relations with the Company’s independent registered public accounting firm and evaluates policies and procedures relating to internal control systems.  The audit committee operates under a written audit committee charter that has been adopted by the Board, a copy of which is available under “Investors > Corporate Governance > Governance Documents” on our website at www.onewatermarine.com.  All members of the audit committee currently meet the independence and qualification standards for audit committee membership set forth in the listing standards and rules of Nasdaq and the SEC.

The functions of the members of the audit committee are not intended to duplicate or to certify the activities of management and the independent registered public accounting firm.  The audit committee serves a Board-level oversight role in which it provides advice, counsel and direction to management and the auditors on the basis of the information it receives, discussions with management and the auditors and the experience of the audit committee’s members in business, financial and accounting matters.

The audit committee oversees the Company’s financial reporting process on behalf of the Board.  The Company’s management has the primary responsibility for the financial statements and reporting process, including the Company’s system of internal controls over financial reporting.  In fulfilling its oversight responsibilities, the audit committee reviewed with management the audited financial statements included in the Company’s Form 10-K for the fiscal year ended September 30, 2020.  This review included a discussion of the quality and the acceptability of the Company’s financial reporting, including the nature and extent of disclosures in the financial statements and the accompanying notes.

The audit committee also reviewed with the Company’s independent registered public accounting firm, which is responsible for expressing an opinion on the conformity of the audited financial statements with accounting principles generally accepted in the United States of America, their judgments as to the quality and the acceptability of the Company’s financial reporting and such other matters as are required to be discussed with the committee pursuant to the applicable requirements of the Public Company Accounting Oversight Board (the “PCAOB”) and the SEC.  The audit committee has received the written disclosures and the letter from the independent registered public accounting firm required by the PCAOB regarding the independent registered public accounting firm’s communications with the audit committee concerning independence.  The audit committee discussed with the independent registered public accounting firm their independence from management and the Company, including the matters required by the applicable rules of the PCAOB.

In addition to the matters specified above, the audit committee discussed with the Company’s independent registered public accounting firm the overall scope, plans and estimated costs of their audit.  The audit committee met with the independent registered public accounting firm periodically to discuss the results of the independent registered public accounting firm’s examinations, the overall quality of the Company’s financial reporting, and the independent registered public accounting firm’s reviews of the quarterly financial statements.

In reliance on the reviews and discussions referred to above, the audit committee recommended to the Board that the Company’s audited financial statements should be included in the Company’s Form 10-K for the fiscal year ended September 30, 2020.

The information contained in this report shall not be deemed to be (1) “soliciting material,” (2) “filed” with the SEC, (3) subject to Regulations 14A or 14C of the Exchange Act or (4) subject to the liabilities of Section 18 of the Exchange Act.  This report shall not be deemed incorporated by reference into any other filings under the Exchange Act or the Securities Act of 1933 except to the extent we specifically incorporate it by reference to such filing.

Submitted by the Audit Committee of the Board of Directors

John F. Schraudenbach, Chairman of the Audit Committee
Jeffrey B. Lamkin
Mitchell W. Legler

OTHER BUSINESS

We know of no other matters to be submitted to a vote of stockholders at the Annual Meeting.  If any other matter is properly brought before the Annual Meeting or any adjournment thereof, it is the intention of the persons named in the enclosed proxy to vote the shares they represent in accordance with their judgment.  In order for any stockholder to nominate a candidate or to submit a proposal for other business to be acted upon at a given annual meeting, he or she must provide timely written notice to our corporate secretary in the form prescribed by our amended and restated bylaws, as described under “Stockholder Proposals.”

STOCKHOLDER PROPOSALS

Stockholder proposals intended to be included in the proxy materials for the 2022 annual meeting of stockholders pursuant to Rule 14a-8 under the Exchange Act must be received by the Secretary of the Company no later than September 15, 2021, or otherwise as permitted by applicable law.  The form and substance of these proposals must satisfy the requirements established by the Company’s amended and restated bylaws and the SEC.

Additionally, stockholders seeking to recommend a director candidate or who intend to present a stockholder proposal at the 2022 annual meeting of stockholders not intended to be included in the proxy materials must provide the Secretary of the Company with written notice of the proposal no earlier than 120 days before the anniversary of the preceding year’s annual meeting of stockholders and no later than 90 days before the anniversary of the preceding year’s annual meeting of stockholders (provided, however, that if the date of the annual meeting is more than 30 days before or more than 60 days after the anniversary of the preceding year’s annual meeting, then written notice must be received by the Company not later than the 10th day following the day on which the date of the 2022 annual meeting of stockholders is first publicly announced by the Company). A stockholder nomination or written notice of a stockholder proposal at the 2022 annual meeting of the stockholders not intended to be included in the proxy materials must be provided no earlier than October 26, 2021 and no later than November 25, 2021.  Notice must be tendered in the proper form prescribed by our amended and restated bylaws.  Proposals not meeting the requirements set forth in our amended and restated bylaws will not be entertained at the annual meeting.

Any stockholder seeking to recommend a director candidate or any director candidate who wishes to be considered by the nominating and governance committee, the committee that recommends nominees to the Board for election at each annual meeting, must provide the Secretary of the Company with the information required by our amended and restated bylaws, which includes, but is not limited to: (a) all information relating to such nominee that would be required to be disclosed in a proxy statement for the election of such nominee as a director in a contested election pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder and such nominee’s written consent to serve as a director if elected; (b) a description of all direct and indirect compensation and other material monetary agreements, arrangements and understandings during the past three years, and any other material relationships, between or among such stockholder and such nominee, if any, and their respective affiliates and associates, or others acting in concert therewith, on the one hand, and the proposed nominee, and his respective affiliates and associates, or others acting in concert therewith, on the other hand, including, without limitation, all information that would be required to be disclosed pursuant to Rule 404 promulgated under Regulation S-K if the stockholder making the nomination and any beneficial owner on whose behalf the nomination is made, if any, or any affiliate or associate thereof or person acting in concert therewith, were the “registrant” for purposes of such rule and the nominee were a director or executive officer of such registrant; (c) a representation that such nominee intends to serve a full term, if elected as director; and (d) such other information as the Company may reasonably require to determine the eligibility of the proposed nominee to serve as a director of the Company or that the Company believes could be material to a reasonable stockholder’s understanding of the independence (both from management and from the stockholders or, if the proposal is made on behalf of a beneficial owner other than the stockholder of record, from such beneficial owner) or qualifications of such nominee.  The nominating and governance committee is not required to consider director candidates received after the applicable date or without the required information.  The nominating and governance committee will consider all director candidates who comply with these requirements and will evaluate these candidates using the criteria described above under the caption “Proposal No. 1—Election of Directors—Nomination of Directors.” Director candidates who are then nominated by the Board will be included in the Company’s proxy statement for that annual meeting.

DELIVERY OF PROXY MATERIALS

Our 2020 annual report to stockholders for the fiscal year ended September 30, 2020, including audited financial statements, accompanies this proxy statement.

Our Annual Report on Form 10-K for the fiscal year ended September 30, 2020, and other information may be obtained without charge upon written request addressed to OneWater Marine Inc., 6275 Lanier Islands Parkway, Buford, Georgia 30518 or by telephone at (678) 541-6300, in each case Attention: Chief Financial Officer.

EACH STOCKHOLDER IS URGED TO COMPLETE, DATE AND SIGN THE ENCLOSED PROXY CARD AND RETURN IT IN THE POSTAGE-PREPAID ENVELOPE PROVIDED.

APPENDIX A

ONEWATER MARINE INC.
2021 EMPLOYEE STOCK PURCHASE PLAN

ARTICLE I

PURPOSE, SHARE COMMITMENT AND INTENT

1.1         Purpose.  The purpose of the OneWater Marine Inc. 2021 Employee Stock Purchase Plan (the “Plan”) is to provide Employees of OneWater Marine Inc., a Delaware corporation (the “Company”), and its Related Corporations that are selected by the Company to participate in the Plan pursuant to Article IX an opportunity to purchase shares of Stock through periodic offerings of options to purchase shares of Stock and thereby motivate Employees to work for the continued success of the Company and its Related Corporations.

1.2           Share Commitment.  The aggregate number of shares of Stock authorized to be sold pursuant to Options granted under the Plan is 299,505, subject to adjustment as provided in Section 4.7.  On October 1 of each year (provided the Plan has not otherwise been terminated prior to such date), the aggregate number of shares of Stock authorized to be sold pursuant to Options granted under the Plan will increase by (i) 149,752 or (ii) such lesser of number of shares (including zero) that the Administrative Committee determines for purposes of the annual increase for that fiscal year, subject to adjustment as provided in Section 4.7. The shares of Stock authorized to be sold pursuant to Options granted under the Plan may be unissued shares or reacquired shares, including shares bought on the open market or otherwise for purposes of the Plan. In computing the number of shares of Stock available for grant, any shares of Stock relating to Options which are granted, but which subsequently lapse, are cancelled or are otherwise not exercised by the final date for exercise, shall be available for future grants of Options.

1.3           Intent.  It is the Company’s intention that the Plan qualify as an “employee stock purchase plan” under Section 423 of the Code.  Therefore, the provisions of the Plan are to be construed and interpreted in a manner that is consistent with the requirements of Section 423 of the Code.  Notwithstanding this Section 1.3, a particular Offering to a Participating Corporation may be made on terms that are not intended to satisfy the requirements of Section 423 of the Code.

ARTICLE II

DEFINITIONS

The words and phrases defined in this Article shall have the meaning set out in these definitions throughout the Plan, unless the context in which any word or phrase appears reasonably requires a broader, narrower, or different meaning.

2.1        “Account” means the bookkeeping account maintained by the Administrative Committee that reflects the amount of payroll deductions credited on behalf of a Participant under the Plan.

2.2       “Administrative Committee” means a committee of officers and/or employees of the Company appointed by the Compensation Committee to administer the Plan or the Compensation Committee should such committee determine it will instead administer the Plan.

2.3          “Authorized Leave of Absence” means a bona fide leave of absence from service with the Company or a Related Corporation if the period of the leave does not exceed 90 days, or, if longer, so long as the individual’s right to reemployment with the Company or a Related Corporation is guaranteed either by statute or contract.

2.4         “Base Compensation” means regular, straight-time earnings or base salary, excluding payments for overtime, shift differentials, incentive compensation, bonuses, and other special payments, fees, allowances or extraordinary compensation.

2.5         “Beneficiary” means the person who is entitled to receive amounts under the Plan upon the death of a Participant as determined under Section 11.13.

2.6          “Board” means the board of directors of the Company.

2.7          “Code” means the United States Internal Revenue Code of 1986, as amended from time to time.

2.8          “Company” means OneWater Marine Inc., a Delaware corporation.

2.9          “Compensation Committee” means the Compensation Committee of the Board or a successor committee appointed by the Board.

2.10         “Corporation” has the meaning prescribed by Section 7701(a)(3) of the Code and Department of Treasury Regulation § 301.7701-2(b).  For example, the term “Corporation” includes a foreign corporation (as defined in Section 7701(a)(5) of the Code) and a limited liability company that is treated as a corporation for all United States Federal income tax purposes.

2.11          “Employee” means any person who is a common-law employee of a Participating Corporation.

2.12          “Employer Corporation” means a Corporation that is, at the time the Option is granted, the employer of the Employee and a Participating Employer.

2.13        “Exercise Date” means the last Trading Day of each Offering Period, which is the day that all Options that eligible Employees have elected to exercise are to be exercised.

2.14          “Fair Market Value” of one share of Stock as of a particular date means, if listed on any established stock exchange or a national market system, including, without limitation, the New York Stock Exchange or the NASDAQ Stock Exchange, the closing price of the Stock on the composite tape on that date, or if no prices are reported on that date, on the last preceding date on which such prices of the Stock are so reported; provided, however, the Administrative Committee may elect to use any other definition of Fair Market Value that complies with the requirements of Treasury Regulation § 1.421-1(e). If the Stock is traded over the counter at the time a determination of its fair market value is required to be made hereunder, its fair market value shall be deemed to be equal to the average between the reported high and low prices of Stock on the most recent date on which the Stock was publicly traded. In the event Stock is not publicly traded at the time a determination of its value is required to be made hereunder, the determination of fair market value shall be made by the Administrative Committee in such manner as it deems appropriate and in accordance with Code Section 409A and Treasury Regulation § 1.421-1(e).

2.15         “Five Percent Owner” means an owner of more than five percent of the outstanding stock of the Employer Corporation or of any Related Corporation or stock possessing more than 5 percent of the total combined voting power of all stock of the Employer Corporation or of any Related Corporation.  For purposes of determining whether an Employee is a Five Percent Owner, an Employee is considered to own stock that the Employee may purchase under outstanding options (including incentive stock options, nonqualified stock options, options granted under the Plan or any other stock options). Further, for purposes of determining whether an Employee is a Five Percent Owner, the rules of Section 424 of the Code (relating to attribution of stock ownership) shall apply. Accordingly, for purposes of determining whether an Employee is a Five Percent Owner, (i) the Employee is considered as owning the stock owned, directly or indirectly, by or for the Employee’s brothers or sisters (whether by the whole or half blood), spouse, ancestors and lineal descendants and (ii) stock owned, directly or indirectly, by or for a corporation, partnership, estate or trust is considered as being owned proportionately by or for its shareholders, partners, or beneficiaries.  The determination of the percentage of the total combined voting power of all classes of stock of the Company or any Related Corporation that is owned by an individual is made by comparing the voting power or value of the shares owned (or treated as owned) by the individual to the aggregate voting power of all shares actually issued and outstanding immediately after the grant of the Option to the individual.  The aggregate voting power or value of all shares actually issued and outstanding immediately after the grant of the Option does not include the voting power or value of treasury shares or shares authorized for issue under outstanding options held by the individual or any other person.

2.16          “Grant Date” means the first day of each Offering Period, which is the day all eligible Employees are granted an Option under the Plan.

2.17          “Highly Compensated Employee” has the meaning specified in Section 414(q) of the Code.

2.18          “Offering” means a given offering of Options under this Plan.

2.19          “Offering Period” means, with respect to a given Offering, the period beginning on the Grant Date and ending on the Exercise Date.  The Offering Periods shall begin and end at such times as are specified by the Administrative Committee. Unless and until the Administrative Committee specifies different Offering Periods in writing, there shall be two Offering Periods during a calendar year, the first of which commences on January 1 and ends on June 30 and the second of which begins on July 1 and ends on December 31.  In no event shall an Offering Period exceed 27 months.

2.20          “Option” means an option granted under the Plan to purchase shares of Stock at the Option Price on the Exercise Date.

2.21         “Option Price” means the price per share of Stock to be paid by each Participant upon exercise of an Option, which, subject to the following sentence, shall be 85 percent of the lesser of (i) the Fair Market Value of a share of Stock on the Grant Date or (ii) the Fair Market Value of a share of Stock on the Exercise Date. Prior to the commencement of an Offering Period, the Board, the Compensation Committee or the Administrative Committee may, in lieu of the Option Price specified in the preceding sentence, establish in writing an Option Price for an Offering that is greater than the amount specified in the preceding sentence. The Option Price may be stated as either a percentage of Fair Market Value or as a dollar amount. The Option Price shall be subject to adjustment under Section 4.7.

2.22         “Parent Corporation” means any Corporation (other than the Company) in an unbroken chain of Corporations ending with the Company if, at the time of the granting of the Option, each of the Corporations other than the Company owns stock possessing 50 percent or more of the total combined voting power of all classes of stock in one of the other Corporations in such chain.

2.23        “Participant” means a person who is eligible to be granted an Option under the Plan for the applicable Offering.

2.24          “Participating Corporation” means the Company and/or any of its Related Corporations that is selected for participation in the applicable Offering pursuant to Article IX.

2.25         “Plan” means the OneWater Marine Inc. Employee Stock Purchase Plan, as set out in this document and as it may be amended from time to time.

2.26         “Qualified Employee Stock Purchase Plan” means a stock purchase plan to the extent that Section 423 of the Code applies to the plan.

2.27          “Related Corporation” means a Corporation that is either a Parent Corporation or a Subsidiary Corporation with respect to the Company on the Grant Date of an Option.

2.28          “Stock” means the Class A common stock of the Company, $0.01 par value per share, or, in the event that the outstanding shares of common stock are later changed into or exchanged for a different class of shares or securities of the Company or another corporation, that other share or security.  Shares of Stock, when issued, may be represented by a certificate or by book or electronic entry.

2.29       “Subsidiary Corporation” means any Corporation (other than the Company) in an unbroken chain of Corporations beginning with the Company if, at the time of the granting of the Option, each of the Corporations other than the last Corporation in the unbroken chain owns stock possessing 50 percent or more of the total combined voting power of all classes of stock in one of the other Corporations in the chain.

2.30          “Trading Day” means a day on which the principal securities exchange on which the shares of Stock are listed is open for trading.

ARTICLE III

ELIGIBILITY

3.1          General Requirements.  Subject to Section 3.3, each Employee of each Participating Corporation who is not excluded from participation pursuant to Section 3.2 is eligible to participate in a given Offering if the individual is in the employ of a Participating Corporation on the Grant Date.  For purposes of this Section 3.1, the existence of the employment relationship between an individual and a Participating Corporation will be determined under Department of Treasury Regulation § 1.421-1(h). Participation in the Plan by any Employee is voluntary.

3.2          Exclusions from Participation.  Subject to Section 3.3, under each Offering, Options will be granted to all participating Employees of all Participating Corporations, except that one or more of the following categories of Employees may be excluded from coverage under an Offering:

(a)          Persons Employed Less Than Two Years. Employees who have been employed less than two years (or lesser period of time as may be specified in writing by the Administrative Committee) as of the Grant Date may be excluded from an Offering provided that the exclusion is applied in an identical manner to all Employees of every Participating Corporation whose Employees are granted Options under the Offering.

(b)          Persons Customarily Employed 20 Hours Or Less Per Week. Employees whose customary employment is 20 hours or less per week (or a lesser number of hours per week as may be specified in writing by the Administrative Committee) as of the Grant Date may be excluded from an Offering provided that the exclusion is applied in an identical manner to all Employees of every Participating Corporation whose Employees are granted Options under the Offering.

(c)          Persons Customarily Employed for Not More Than Five Months During a Calendar Year. Employees whose customary employment is for not more than five months in any calendar year (or a lesser number of months as may be specified in writing by the Administrative Committee) as of the Grant Date may be excluded from an Offering, provided that the exclusion is applied in an identical manner to all Employees of every Participating Corporation whose Employees are granted Options under the Offering.

(d)          Persons Who Are Highly Compensated Employees.  Employees who are Highly Compensated Employees as of the Grant Date may be excluded from an Offering. Alternatively, Employees who are Highly Compensated Employees with compensation above a certain level as of the Grant Date may be excluded from an Offering.  Alternatively, Employees who are both Highly Compensated Employees and officers or subject to the disclosure requirements of Section 16(a) of the Securities Exchange Act of 1934 as of the Grant Date may be excluded from an Offering. Any exclusion relating to Highly Compensated Employees must be applied in an identical manner to all Highly Compensated Employees of all Participating Corporations.

(e)          Certain Residents of Foreign Jurisdictions. Employees who are residents of a foreign jurisdiction (without regard to whether they are also citizens of the United States or resident aliens within the meaning of Section 7701(b)(1)(A) of the Code) may be excluded from an Offering if (1) the grant of an Option under the Offering to a citizen or resident of the foreign jurisdiction is prohibited under the laws of such jurisdiction or (2) compliance with the laws of the foreign jurisdiction would cause the Offering to violate the requirements of Section 423 of the Code.

(f)          Default Exclusions from Participation.  Unless the Administrative Committee specifies in writing that different exclusions are applicable with respect to a given Offering, the following persons shall be excluded from participation in an Offering: (1) Employees who have been employed less than one year from the Grant Date, and (2) Employees who are residents of a foreign jurisdiction (without regard to whether they are also citizens of the United States or resident aliens within the meaning of Section 7701(b)(1)(A) of the Code) if (A) the grant of an Option under the Offering to a citizen or resident of the foreign jurisdiction is prohibited under the laws of such jurisdiction or (B) compliance with the laws of the foreign jurisdiction would cause the Offering to violate the requirements of Section 423 of the Code.

(g)          Use of Exclusions Other Than Default Exclusions from Participation.  If the Administrative Committee determines to apply exclusions from participation with respect to a given Offering that are different than the default exclusions specified in paragraph (f) of this Section 3.2, such exclusions shall be specified in writing. Any such exclusions from participation shall be consistent with the provisions of this Section 3.2.

3.3          Limitations upon Participation by Certain Stockholders.  No Employee shall be granted an Option to the extent that the Option would cause the Employee to be a Five Percent Owner immediately after the grant. Accordingly, an Employee who is a Five Percent Owner immediately prior to the Date of Grant for an Offering shall not be granted an Option for such Offering.  An Employee who would become a Five Percent Owner immediately after the grant of an Option only as a result of the grant of the Option shall be granted an Option to purchase no more than the number of whole shares of Stock as would not cause him to become a Five Percent Owner.

ARTICLE IV

OPTIONS

4.1          Terms of an Offering.  The terms of an Offering shall be established by the Administrative Committee.  The terms shall be set forth in writing and communicated to eligible Employees prior to the Grant Date for the Offering. The terms of an Offering shall include (i) a designation of the Participating Corporations, (ii) the identification of any exclusions from participation applicable to the Offering (which exclusions must be permitted under Section 3.2), (iii) the Offering Period, and (iv) the Option Price. Offerings may be consecutive and overlapping, and the terms of each Offering need not be identical provided that the terms of the Plan and the Offering together satisfy the requirements of this Section 4.1 and Department of Treasury Regulations issued under Section 423 of the Code.

4.2          Grant of Option.  Effective as of the Grant Date of each Offering, the Company shall grant an Option to each Participant which shall be exercisable on the Exercise Date through funds accumulated by the Participant through payroll deductions made during the Offering Period.  Each Option grant is subject to the availability of a sufficient number of shares of Stock reserved for purchase under the Plan.  In the event there is an insufficient number of shares reserved for purchase under the Plan, the number of shares purchased shall be adjusted as provided in Section 4.8.

4.3          Maximum Number of Shares Subject to Option. An Option granted to an Employee for any Offering shall be for that number of whole shares of Stock equal to the least of the number of whole shares of Stock that may be purchased during the Offering Period (i) at the Option Price with the amount credited to the Participant’s Account on the Exercise Date, (ii) under limitations established by the Administrative Committee pursuant to Section 4.4, (iii) under the limitation set forth in Section 4.5 or (iv) without causing the Employee to become a Five Percent Owner.  The number of shares of Stock that may be purchased under an Option shall be subject to adjustment under Sections 4.7 and 4.8.

4.4          Formula or Specific Share Limitation Established by the Company. The Administrative Committee shall establish and announce to Participants prior to an Offering a maximum number of shares of Stock that may be purchased by a Participant during the Offering Period.  The Administrative Committee may specify that the maximum amount of Stock that a Participant may purchase under an Offering is determined on the basis of a uniform relationship to the total compensation or the Base Compensation, of all Employees. Notwithstanding any other provision of the Plan, unless the Administrative Committee, with the advance approval of the Compensation Committee, determines otherwise with respect to an Offering, the maximum number of shares of Stock that that a Participant shall be permitted to purchase during an Offering Period is 10,000 shares.

4.5          Annual $25,000 Limitation. No Employee will be permitted to purchase shares of Stock under all Qualified Employee Stock Purchase Plans of the Employer Corporation and its Related Corporations at a rate which exceeds $25,000 in Fair Market Value of the shares of Stock (determined at the time the Option is granted) for each calendar year in which any option granted to the Employee is outstanding at any time. This limitation shall be applied taking into account the rules set forth in Department of Treasury Regulation § 1.423-2(i) (or a successor regulation).

4.6          Equal Rights and Privileges.  All Employees who are granted Options under an Offering must have equal rights and privileges within the meaning of Section 423 of the Code and Department of Treasury Regulation § 1.423-2(f).  An Offering will not fail to satisfy the requirements of this Section 4.6 if, in order to comply with the laws of a foreign jurisdiction, the terms of an Option granted under the Offering to citizens or residents of such foreign jurisdiction (without regard to whether they are also citizens of the United States or resident aliens within the meaning of Section 7701(b)(1)(A) of the Code) are less favorable than the terms of Options granted under the Offering to Employees who are resident in the United States.

4.7        Adjustments of Options  In the event of any stock dividend, split-up, stock split, reverse stock split, recapitalization, reorganization, merger, consolidation, spin-off, repurchase, combination or exchange of shares, or the like, as a result of which shares shall be issued in respect of the outstanding shares of Stock, or the shares of Stock shall be converted into the same or a different number of the same or another class of stock, the total number of shares of Stock authorized to be committed to the Plan, the number of shares of Stock subject to each outstanding Option, the Option Price applicable to each Option, and/or the consideration to be received upon exercise of each Option shall be appropriately adjusted by the Administrative Committee.  In addition, the Compensation Committee shall, in its sole discretion, have authority to provide for (i) the acceleration of the Exercise Date of outstanding Options or (ii) the conversion of outstanding Options into cash or other property to be received in certain of the transactions specified in this paragraph above upon the completion of the transaction.

4.8          Insufficient Number of Shares.  If the number of shares of Stock reserved for purchase for any Offering Period is insufficient to cover the number of shares which Participants elect to purchase during such Offering Period, then the number of shares of Stock which each Participant has a right to purchase on the Exercise Date shall be reduced to the number of shares of Stock which the Administrative Committee shall determine by multiplying the number of shares of Stock reserved under the Plan for such Offering Period by a fraction, the numerator of which shall be the number of shares of Stock which the Participant elected to purchase during the Offering Period and the denominator of which shall be the total number of shares of Stock which all Participants elected to purchase during such Offering Period.

ARTICLE V

PAYROLL DEDUCTIONS

5.1          Authorization of Payroll Deductions. For an Employee to participate during a given Offering Period, he or she must elect to participate in the Offering by authorizing deductions from his or her Base Compensation prior to the beginning of the Offering Period in accordance with procedures established by the Administrative Committee.  An Employee may authorize payroll deductions from his or her pay check in an amount equal to at least 1%, but not more than 75% of his or her Base Compensation on each pay day occurring during an Offering Period (or such other maximum percentage as the Administrative Committee may establish from time to time before an Offering Period begins). A Participant’s payroll deductions shall commence on the first pay date following the Grant Date and shall continue through the last pay date prior to the Exercise Date unless the Participant otherwise withdraws or modifies his or her payroll deduction election in accordance with Sections 5.2 or 6.1.  A Participant may not make additional payments to the Participant’s Account. An Employee who does not authorize payroll deductions from his or her Base Compensation with respect to a given Offering shall be deemed to have elected to not participate in the Offering.

5.2          Right to Stop or Change Payroll Deductions.  A Participant shall have the right to discontinue or modify his or her payroll deduction authorization in accordance with procedures established by the Administrative Committee.

5.3          Accounting for Funds.  As of each payroll deduction period, the Participating Corporation shall cause to be credited to the Participant’s Account in a ledger established for that purpose the funds withheld from and attributable to the Participant’s Base Compensation for that period.  No interest shall be credited to the Participant’s Account at any time.  Notwithstanding anything to the contrary herein, the obligation of the Participating Corporation to the Participant for this Account shall be a general corporate obligation and shall not be funded through a trust nor secured by any assets which would cause the Participant to be other than a general creditor of the Participating Corporation.

5.4        Participating Corporation’s Use of Funds.  All payroll deductions received or held by a Participating Corporation may be used by the Participating Corporation for any corporate purpose, and the Participating Corporation shall not be obligated to segregate such payroll deductions.

5.5          Return of Funds.  Except as specified herein, as soon as administratively practicable after the expiration of an Offering Period, payroll deductions that are not used to purchase Stock during such Offering Period will be refunded to the Participants without interest.

ARTICLE VI

IN SERVICE WITHDRAWAL, TERMINATION OR DEATH

6.1          In Service Withdrawal.  A Participant may, at any time on or before 15 days prior to the Exercise Date, or such other date as shall be selected by the Administrative Committee from time to time, elect to withdraw all of the funds then credited to the Participant’s Account by giving notice in accordance with the rules established by the Administrative Committee.  The amount elected to be withdrawn by the Participant shall be paid to the Participant as soon as administratively feasible.  Any election by a Participant to withdraw all of the Participant’s cash balance under the Plan terminates the Participant’s right to exercise the Participant’s Option on the Exercise Date and the Participant’s entitlement to elect any further payroll deductions for the then-current Offering Period.  If the Participant wishes to participate in any future Offering Period, he or she must file a new payroll deduction election within the time frame required by the Administrative Committee for participation for that Offering Period.

6.2          Termination of Employment Prior to the Exercise Date.  If a Participant’s employment with the Company and all Related Corporations is terminated for any reason (including death) prior to the Exercise Date, the Options granted to the Participant for that Offering Period shall lapse.  If a Participant is on an Authorized Leave of Absence, for purposes of the Plan, the Participant’s employment with the Company and all Related Corporations shall be deemed to be terminated on the later of the 91st day of such leave or the date through which the Participant’s employment is guaranteed either by statute or contract.  The Participant’s funds then credited to the Participant’s Account at the time of such termination or deemed termination shall be returned to the Participant or Beneficiary, as applicable, as soon as administratively feasible thereafter.

ARTICLE VII

EXERCISE OF OPTION

7.1          Purchase of Shares of Stock.  Subject to the provisions of the Plan, on the Exercise Date of the applicable Offering Period for an Offering, each Participant’s Account shall be used to purchase the maximum number of whole shares of Stock that can be purchased at the Option Price for that Offering.  Fractional shares are not permitted under the Plan.  As described in Section 4.8, if in any Offering the total number of shares of Stock to be purchased by all Participants exceeds the number of shares of Stock committed to the Plan, then each Participant shall be entitled to purchase only the Participant’s pro rata portion of the shares of Stock remaining available under the Plan based on the balances in each Participant’s Account as of the Exercise Date.  After the purchase of all shares of Stock available on the Exercise Date, all Options granted for the Offering to the extent not used are terminated because no Option shall remain exercisable after the Exercise Date.

7.2          Accounting for Shares of Stock.  After the Exercise Date of each Offering, a report shall be given to each Participant stating the amount of the Participant’s Account, the number of shares of Stock purchased and the Option Price.

7.3          Issuance of Shares of Stock.   The Administrative Committee may determine in its discretion the manner of delivery of the shares of Stock purchased under the Plan, which may be by book or electronic account entry into new or existing accounts, delivery of Stock certificates or any other means as the Administrative Committee, in its discretion, deems appropriate.  The Administrative Committee may, in its discretion, hold the certificates for any shares of Stock or cause such certificates to be legended in order to comply with the laws of any applicable jurisdiction, or, should the shares of Stock be represented by book or electronic account entry rather than a certificate, the Administrative Committee may take such actions to restrict transfer of the shares of Stock as the Administrative Committee considers necessary or advisable to comply with applicable law.

ARTICLE VIII

ADMINISTRATION

8.1          Powers.  The Administrative Committee has the responsibility for the general administration of the Plan, and has all powers necessary to accomplish that purpose, including the following rights, powers, and authorities:

(a)            to make rules for administering the Plan so long as they are not inconsistent with the terms of the Plan;

(b)            to construe all provisions of the Plan;

(c)            to correct any defect, supply any omission, or reconcile any inconsistency which may appear in the Plan;

(d)          to select, employ, and compensate at any time any consultants, accountants, attorneys, and other agents the Administrative Committee believes necessary or advisable for the proper administration of the Plan;

(e)            to determine all questions relating to eligibility, Fair Market Value, Option Price and all other matters relating to benefits or Participants’ entitlement to benefits;

(f)          to determine all controversies relating to the administration of the Plan, including any differences of opinion arising between a Participating Corporation and a Participant, and any questions it believes advisable for the proper administration of the Plan; and

(g)          to delegate any clerical or recordation duties of the Administrative Committee as the Administrative Committee believes is advisable to properly administer the Plan.

8.2          Quorum and Majority Action.  A majority of the Administrative Committee constitutes a quorum for the transaction of business.  The vote of a majority of the members present at any meeting shall decide any question brought before that meeting.  In addition, the Administrative Committee may decide any question by a vote, taken without a meeting, of a majority of its members via telephone, computer, fax or any other medium of communication.

8.3          Standard of Judicial Review of Committee Actions.  The Administrative Committee has full and absolute discretion in the exercise of each and every aspect of its authority under the Plan.  Notwithstanding anything to the contrary and other than with respect to the Company, any action taken, or ruling or decision made by the Administrative Committee in the exercise of any of its powers and authorities under the Plan shall be final and conclusive as to all parties, including all Participants and their beneficiaries, regardless of whether the Administrative Committee or one or more of its members may have an actual or potential conflict of interest with respect to the subject matter of the action, ruling, or decision.  No final action, ruling, or decision of the Administrative Committee shall be subject to de novo review in any judicial proceeding; and no final action, ruling, or decision of the Administrative Committee may be set aside unless it is held to have been arbitrary and capricious by a final judgment of a court having jurisdiction with respect to the issue.

ARTICLE IX

PARTICIPATION IN PLAN BY OTHER RELATED CORPORATIONS

9.1         Participation Procedure.  The Company, acting through the Administrative Committee, shall designate the Related Corporations of the Company that may participate in a given Offering. A Related Corporation that is selected to participate in an Offering shall provide the Company all information required by the Company in order to administer the Plan.

9.2          No Joint Venture Implied.  Neither the participation in the Plan or an Offering by a Related Corporation nor any act performed by it in relation to the Plan shall create a joint venture or partnership relation between it and the Company or any other Related Corporation.

ARTICLE X

TERMINATION AND AMENDMENT OF THE PLAN

10.1        Termination of the Plan.  Unless, earlier terminated in accordance with this Section 10.1, the plan will terminate on the 20th anniversary of the date the Plan is adopted by the Board. The Company may, by action of the Board or the Compensation Committee, terminate the Plan at any time and for any reason.  The Plan shall automatically terminate upon the purchase by Participants of all shares of Stock committed to the Plan, unless the number of shares of Stock committed to the Plan is increased by the Board and approved by the stockholders of the Company.  No Options may be granted under the Plan after it is terminated. As soon as administratively feasible following the termination of the Plan there shall be refunded to each Participant the remaining funds in the Participant’s Account.  The termination of the Plan shall not affect the current Options already outstanding under the Plan to the extent there are shares of Stock committed to the Plan available, unless the Participants agree otherwise or except as expressly provided in the Plan or as necessary to comply with applicable laws or regulatory guidance or to ensure that the Plan and/or rights granted thereunder comply with the requirements of Section 423 of the Code.

10.2        Amendment or Suspension.  The Board or the Compensation Committee has the right to modify, alter or amend the Plan at any time and from time to time to any extent that it deems advisable, including, without limiting the generality of the foregoing, any amendment to the Plan deemed necessary to ensure compliance with Section 423 of the Code.  The Board or the Compensation Committee may suspend the operation of the Plan for any period as it may deem advisable by determining not to commence a new Offering Period following any Exercise Date; provided, that the Board or the Administrative Committee may subsequently determine to end any suspension period and commence a new Offering Period, subject to and to the extent permitted by the requirements of applicable laws or regulatory guidance, including Section 423 of the Code, and the terms of the Plan.  However, no amendment or suspension shall operate to reduce any amounts previously allocated to a Participant’s Account, reduce a Participant’s rights with respect to shares of Stock previously purchased and held on the Participant’s behalf under the Plan or adversely affect the current Options a Participant already has outstanding under the Plan without the Participant’s agreement.  Any amendment changing the aggregate number of shares of Stock to be committed to the Plan and any other change for which stockholder approval is required under regulations issued by the Department of Treasury or an applicable stock exchange must be approved by the stockholders of the Company in order to be effective.

ARTICLE XI

MISCELLANEOUS

11.1        Plan Not An Employment Contract.  The adoption and maintenance of the Plan is not a contract between any Participating Corporation and its Employees which gives any Employee the right to be retained in its employment.  Likewise, it is not intended to interfere with the rights of any Participating Corporation to discharge any Employee at any time or to interfere with the Employee’s right to terminate the Employee’s employment at any time.

11.2        Options Are Not Transferable.  No Option granted to a Participant under the Plan is transferable by the Participant, and must be exercisable only by the Participant.  In the event any Participant attempts to violate the terms of this Section, any Option held by the Participant shall be terminated by the Company and, upon return to the Participant of the remaining funds in the Participant’s Account, all of the Participant’s rights under the Plan will terminate.

11.3         Voting of Shares of Stock.  Shares of Stock held under the Plan for the account of each Participant shall be voted by the holder of record of those shares of Stock in accordance with the Participant’s instructions.

11.4         No Rights of Stockholder.  No eligible Employee or Participant shall by reason of participation in the Plan have any rights of a stockholder of the Company until he or she acquires shares of Stock as provided in the Plan.

11.5          Governmental Regulations.  The obligation to sell or deliver the shares of Stock under the Plan is subject to the approval of all governmental authorities required in connection with the authorization, purchase, issuance or sale of the shares of Stock.

11.6        Notices.  All notices and other communication in connection with the Plan shall be in the form specified by the Administrative Committee and shall be deemed to have been duly given when sent to the Participant at the Participant’s last known address or to the Participant’s designated personal representative or beneficiary, or to the Participating Corporation or its designated representative, as the case may be.

11.7        Indemnification of the Administrative Committee, the Compensation Committee and the Board.  In addition to all other rights of indemnification as they may have as directors or as members of the Administrative Committee or the Compensation Committee, the members of the Administrative Committee and the Compensation Committee shall be indemnified by the Company, in all cases to extent permitted by applicable law, against the reasonable expenses, including attorneys’ fees, actually and necessarily incurred in connection with the defense of any action, suit or proceeding, or in connection with any appeal, to which they or any of them may be a party by reason of any action taken or failure to act under or in connection with the Plan or any Option granted under the Plan, and against all amounts paid in settlement (provided the settlement is approved by independent legal counsel selected by the Company) or paid by them in satisfaction of a judgment in any action, suit or proceeding, as such expenses become due and payable.

11.8         Tax Withholding.  At the time a Participant’s Options are granted or exercised or at the time a Participant disposes of some or all of the shares of Stock purchased under the Plan, the Participant must make adequate provision for the Participating Corporation’s federal, state, foreign or other tax withholding obligations, if any, which arise upon the grant or exercise of the Option or the disposition of the shares of Stock.  At any time, the Participating Corporation may, but shall not be obligated to, withhold from the Participant’s compensation the amount necessary for the Participating Corporation to meet applicable withholding obligations.

11.9        Interpretation.  Headings are given to the sections and subsections of the Plan solely as a convenience to facilitate reference.  Such headings shall not be deemed in any way material or relevant to the construction or interpretation of the Plan or any provision thereof. Words in the masculine gender shall include the feminine gender, and, where appropriate, the plural shall include the singular and the singular shall include the plural. The use herein of the word “including” following any general statement, term or matter shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not non-limiting language (such as “without limitation”, “but not limited to”, or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that could reasonably fall within the broadest possible scope of such general statement, term or matter.  References herein to any agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and not prohibited by the Plan.

11.10      Data Privacy.  By participating in the Plan, each Participant agrees to the collection, processing, use and transfer of personal information by the Participating Corporation that employs the Participant, the Company and the Administrative Committee in order to administer the Plan.

11.11       Notice of Disposition.  By becoming a Participant in the Plan, each Participant agrees to promptly give the Administrative Committee or its delegate notice of any shares of Stock disposed of by the Participant. The notice shall include the number of shares of Stock disposed of, the Exercise Date and the Date of Grant for the Stock.

11.12        Dispositions in Compliance with Securities Laws.  By becoming a Participant in the Plan, each Participant agrees that any dispositions of shares of Stock by such Participant shall be in compliance with the provisions of federal, state and foreign securities laws, including the provisions of Section 16(b) of the Securities Exchange Act of 1934.

11.13        Beneficiaries.  At the time of the Participant’s or former Participant’s death, (i) any cash in the Plan or (ii) any cash and shares of Stock in the Account shall be distributed to such Participant’s or former Participant’s (a) executor or administrator or (b) his or her heirs at law, if there is no administration of such Participant’s or former Participant’s estate.  The Participant’s or former Participant’s executor or administrator or heirs at law, if there is no administration of such Participant’s or former Participant’s estate, shall be such Participant’s or former Participant’s Beneficiaries.  Before any distribution is made, the Administrative Committee may require appropriate written documentation of (1) the appointment of the personal representative of the Participant’s estate or (2) heirship.

11.14       Severability.  Each provision of this Agreement may be severed.  If any provision is determined to be invalid or unenforceable, that determination shall not affect the validity or enforceability of any other provision.

11.15        Binding Effect.  This Agreement shall be binding upon any successor of the Company.

11.16       Limitation on Liability.  Under no circumstances shall the Company incur liability for any indirect, incidental, consequential or special damages (including lost profits) of any form incurred by any person, whether or not foreseeable and regardless of the form of the act in which such a claim may be brought, with respect to this Plan or the Company’s role as Plan sponsor.

11.17       Arbitration.  Any controversy arising out of or relating to the Plan, including any and all disputes, claims (whether in tort, contract, statutory or otherwise) or disagreements concerning the interpretation or application of the provisions of the Plan, Employer Corporation’s employment of Participant and the termination of that employment, shall be resolved by arbitration in accordance with the Employee Benefit Plan Claims Arbitration Rules of the American Arbitration Association (the “AAA”) then in effect.  Within ten business days of the initiation of arbitration hereunder, the Company and the Participant will each separately designate an arbitrator, and within 20 business days of selection, the appointed arbitrators will appoint a neutral arbitrator from the AAA National Panel of Employee Benefit Plan Claims Arbitrators.  The arbitrators shall issue their written decision (including a statement of finding of facts) within 30 days from the date of the close of the arbitration hearing.  The decision of the arbitrators selected hereunder will be final and binding on both parties.  This arbitration provision is expressly made pursuant to and shall be governed by the Federal Arbitration Act, 9 U.S.C. Sections 1–16 (or any replacement or successor statute).  Pursuant to Section 9 of the Federal Arbitration Act, the Company and any Participant agrees that any judgment of the United States District Court for the District in which the headquarters of the Company is located at the time of initiation of arbitration hereunder shall be entered upon the award made pursuant to the arbitration.  Nothing in this Section 11.17 shall be construed, in any way, to limit the scope and effect of Article 8.  In any arbitration proceeding full effect shall be given to the rights, powers, and authorities of the Administrative Committee under Article 8.

11.18       Governing Law; Submission to Jurisdiction.  All questions arising with respect to the provisions of the Plan and Awards shall be determined by application of the laws of the State of Delaware, without giving effect to any conflict of law provisions thereof, except to the extent Delaware law is preempted by federal law.  With respect to any claim or dispute related to or arising under the Plan, the Participating Corporation and each Participant hereby consent to the exclusive jurisdiction, forum and venue of the state and federal courts located in Texas.

ONEWATER MARINE INC. C/O BROADRIDGE CORPORATE ISSUER SOLUTIONS PO BOX 1342 BRENTWOOD, NY 11717
VOTE BY INTERNET
Before The Meeting - Go to www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to www.virtualshareholdermeeting.com/ONEW2021

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

ONEWATER MARINE INC. C/O BROADRIDGE CORPORATE ISSUER SOLUTIONS PO BOX 1342 BRENTWOOD, NY 11717 VOTE BY INTERNET Before The Meeting - Go to www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. During The Meeting - Go to www.virtualshareholdermeeting.com/ONEW2021 You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: D28984-P47870 KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY ONEWATER MARINE INC. The Board of Directors recommends you vote FOR the following: 1. Election of Directors Nominees: 1a. Austin Singleton 1b. Mitchell W. Legler 1c. John F. Schraudenbach For Withhold ! ! ! ! ! ! The Board of Directors recommends you vote FOR proposals 2 and 3. 2. Approval of the Company’s 2021 Employee Stock Purchase Plan. 3. Ratification of the appointment of Grant Thornton LLP as the Company’s independent registered public accounting firm for the fiscal year ending September 30, 2021. NOTE: The transaction of such other business as may properly come before the meeting or any adjournment thereof. For Against Abstain ! ! ! ! ! ! Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com. OneWater Marine Inc. Annual Meeting of Stockholders February 23, 2021 9:00 AM, EST This proxy is solicited by the Board of Directors. The undersigned hereby appoints Austin Singleton, Anthony Aisquith and Jack Ezzell, or any of them, as proxies, each with full power of substitution and revocation, and hereby authorizes them to represent and to vote, as designated on the reverse side of this form, all of the shares of Class A common stock and Class B common stock of OneWater Marine Inc. that the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held in a virtual-meeting format only via live webcast at 9:00 AM, EST on February 23, 2021, accessible at www.virtualshareholdermeeting.com/ONEW2021, and at any adjournment or postponement thereof. This proxy, when properly executed, will be voted in the manner directed by the undersigned. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations, and at the discretion of the proxy holders with regard to any other matter that may properly come before the meeting or any adjournment or postponement thereof. Continued and to be signed on reverse side